                                                                     Exhibit 3.1

                                                                  EXECUTION COPY
                                                                  --------------



               Second Amended and Restated Agreement of Limited
                                  Partnership

                                      of

                        PROJECT ORANGE ASSOCIATES, L.P.

                        A Delaware Limited Partnership

                         Dated as of December 16, 1992

                                     among

                         G.A.S. ORANGE PARTNERS, L.P.,

                              NCP SYRACUSE, INC.

                                   and

                        SYRACUSE ORANGE PARTNERS, L.P.

                               TABLE OF CONTENTS
                               -----------------

  Page
  ----
ARTICLE I         Definitions.......................................................   2

ARTICLE II        General Provisions................................................  15

  2.1.            Information.......................................................  15
  2.2.            Continuation of the Partnership...................................  15
  2.3.            Name..............................................................  16
  2.4.            Purpose...........................................................  16
  2.5.            Place of Business.................................................  16
  2.6.            Partners' Name and Addresses......................................  17
  2.7.            Title to Partnership Property.....................................  17
  2.8.            Registered Office and Registered Agent............................  17
  2.9.            Organization Certificates.........................................  17
  2.10.           Duration of the Partnership.......................................  18
  2.11.           Development Fees..................................................  18
  2.12.           Orange Partners' Fees.............................................  19
  2.13.           NCP Syracuse Fees.................................................  20
  2.14.           Fees Excluded from Flip Point Calculation.........................  21
  2.15.           Certain Obligations Assumed.......................................  21

ARTICLE III       Capital of the Partnership........................................  22

  3.1.            Capital Contributions to the Partnership..........................  22
  3.2.            Loans by Partners.................................................  23

ARTICLE IV        Management of the Partnership.....................................  24

  4.1.            Management........................................................  24
  4.2.            Transactions with Related Parties; Fiduciary Duties, etc..........  37
  4.3.            Right of Public to Rely on Authority of the Managing
                  General Partner...................................................  40
  4.4.            Liability of the General Partners; Indemnification of
                  Partners..........................................................  41
  4.5.            Limitations on Limited Partners...................................  42
  4.6.            Rights of Partners................................................  43
  4.7.            Liability of Limited Partners.....................................  43
  4.8.            Limitation of Liability...........................................  43

ARTICLE V         Representations, Warranties and Covenants of the Partners.........  44

                                     (i)

  5.1.       General Representations and Warranties........................44
  5.2.       Covenants of Partners.........................................45
  5.3.       Representations and Warranties of the Developer General
              Partner......................................................45
  5.4.       Covenant of the Developer and General Partner.................47
  5.5.       Representations, Warranties and Covenants of the Managing
              General Partner..............................................47

ARTICLE VI   Capital Accounts, Distributions and Allocations...............48

  6.1.       Establishment of Capital Accounts.............................48
  6.2.       Distributions of Cash Items...................................50
  6.3.       Allocations of Tax Items......................................52
  6.4.       Recharacterization of Fees and Guaranteed Payments............55
  6.5.       Conformity with Treasury Regulations..........................55
  6.6.       Negative Capital Accounts.....................................57
  6.7.       Additional Reserves...........................................57
  6.8.       Pre-Operating Reserves........................................58
  6.9.       Application of Project Cost Excess and Certain Other Funds....58

ARTICLE VII Transfer of Partnership Interests; Removal of a General Partner;
              Admission of Additional Partners.............................59

  7.1.       Substitution and Transfer of Certain Interests................59
  7.2.       Death, Bankruptcy or Dissolution of a Limited Partner.........63
  7.3.       Transfer of a General Partner's Interest......................63
  7.4.       Removal or Deemed Withdrawal of a General Partner.............66

ARTICLE VIII Dissolution and Liquidation...................................68

  8.1.       Events of Dissolution.........................................68
  8.2.       Priority on Liquidation.......................................69
  8.3.       Statements on Liquidation.....................................70
  8.4.       Return of Capital; Partition..................................70

ARTICLE IX   Records and Accounting........................................70

  9.1.       Books and Records.............................................70
  9.2.       Required Reports to Partners..................................71
  9.3.       Partnership Bank Accounts.....................................72
  9.4.       Annual Tax Returns............................................72
  9.5.       Actions in Event of Audit.....................................73
  9.6.       Costs.........................................................74

ARTICLE X    Miscellaneous..................................................

                                     (ii)

 10.1.    Notices...........................................................  75
 10.2.    Power of Attorney.................................................  75
 10.3.    Amendment.........................................................  76
 10.4.    Partition.........................................................  77
 10.5.    No Waiver.........................................................  77
 10.6.    Entire Agreement..................................................  78
 10.7.    Creditors.........................................................  78
 10.8.    Agreement in Counterparts.........................................  78
 10.9.    Captions..........................................................  78
 10.10.   Successors and Assigns............................................  78
 10.11.   Governing Law.....................................................  78
 10.12.   Equitable Remedies................................................  79
 10.13.   Partial Invalidity................................................  79
 10.14.   Consent to Jurisdiction, Venue and Service of Process.............  79

                                   Schedules

Schedule I  Names and Addresses of General Partners and Limited Partners

Schedule II Capital Contributions

Schedule III  Material Project Documents

                                     (iii)

                                   Exhibits
                                   --------

Exhibit A   [Deleted]

Exhibit B   Calculation of Flip Point

Exhibit C   Boiler Expenses and Reserves

Exhibit D   Tranche Thresholds

Exhibit E   [Deleted]

Exhibit F   List of Agreements and Permits

Exhibit G   Legal Proceedings

Exhibit H   List of Claims

Exhibit I   Certain Information to be Distributed to Partners

                                     (iv)

          SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 16, 1991 by and among G.A.S. Orange Partners, L.P., a Delaware limited partnership ("Orange Partners"); NCP Syracuse. Inc., a Delaware corporation ("NCP Syracuse"); and Syracuse Orange Partners, L.P., a Delaware limited partnership ("Syracuse Partners").

                                   RECITALS:


          WHEREAS, Project Orange Associates, L..P., a Delaware limited partnership (the "Partnership") was formed on May 23, 1988 by the filing of a certificate of limited partnership with the Secretary of State of the State of Delaware;

          WHEREAS, the Partnership was formed for the purpose of developing, owning, constructing, and operating a gas-fired cogeneration facility to be located near Syracuse University in Syracuse, New York (the "Project"), consisting of: (i) an approximately 80 MW (net) cogeneration plant comprising two natural gas fired General Electric LM 5000 turbine generator sets and accompanying steam and condensate return facilities (the "Cogeneration Facility") to be constructed on property leased from Syracuse University (the "University") in Syracuse, New York; (ii) an existing steam generating plant to be operated under contract with the University (the "Existing Plant"); (iii) a 120,000,000 MMBtu prepaid natural gas fuel supply; and (iv) a Project-owned natural gas transmission pipeline (the "Project Pipeline");

          WHEREAS, the then-partners of the Partnership amended and restated its original Agreement of Limited Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership dated as of April 5, 1991;

          WHEREAS, the Partners now desire to amend and restate the aforesaid First Amended and Restated Agreement of Limited Partnership and to continue the existence of the Partnership for the purposes herein described;

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

     As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Act:  The Delaware Revised Uniform Limited Partnership Act, as it may be
     ---
amended from time to time, and any successor to such act.

     Acceptable Counsel: has the meaning set forth in Section 7.1(a) (iv).
     ------------------

     Accountants:  Deloitte & Touche or such other major and nationally
     -----------
recognized firm of independent public accountants as the Managing General Partner may designate.

     Additional Reserves:  any Partnership reserves which are funded after the
     -------------------
Term Loan Date other than reserves which are required by the Financing
Agreement.

     Adjusted Basis:  at any time relevant herein, the Partnership's basis for
     --------------
determining gain or loss from the sale or other disposition of any Partnership asset (determined under Code section 1012 or other applicable sections of Code Subchapters O, K, C and P), adjusted as provided in Code section 1016.

     Affiliate:  with respect to a specified Person, a Person who, directly or
     ---------
indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person specified.

     Affiliate Contract:  has the meaning set forth in Section 4.2(b).
     ------------------

     Agent:  has the meaning set forth in the Financing Agreement, as it may be
     -----
amended from time to time, or any Person performing similar functions under any successor or subsequent agreement governing long term indebtedness of the Partnership.

     Agreement:  this Second Amended and Restated Agreement of Limited
     ---------
Partnership, as it may be amended or restated from time to time.

     Available Cash:  with respect to any period commencing on or after the Term
     --------------
Loan Date, the sum of cash applied to fund Additional Reserves during that period; plus (ii) all other cash available to the Partnership at the end of that period for distribution to the Partners after (a) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to Partner Loans, Project Costs, operating and maintenance expenses, general and administration expenses, insurance costs and expenses, Partnership gross receipts and property taxes and all other Partnership expenses), (b) satisfaction of liabilities as they become due, and (c) cash applied to fund such reserves as are required by the Financing Agreement.

     Bankruptcy:  with respect to the Partnership or a Partner therein, shall
     ----------
mean (a) an adjudication that the Partnership or such Partner is bankrupt or insolvent, or the entry of an order for relief under the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency law, (b) its inability to pay its debts as they mature, (c) the making by it of an assignment for the benefit of creditors or the dissolution and winding up of its affairs, (d) the filing by it of a petition in bankruptcy or a petition for relief under any section of the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency statute or an answer by it to an involuntary petition filed against it admitting or failing to deny the allegations of any such petition, (e) the commencement against it of any proceedings under the Federal Bankruptcy Code (unless such proceedings are stayed or dismissed within ninety (90) days from the date of filing thereof), (f) the appointment of a trustee, conservator or receiver for all or a substantial part of its assets (unless such appointment is vacated or stayed within ninety (90) days from its effective date), or (g) with respect to a Partner, the acquisition by a creditor of such Partner, or by any other party acting on behalf of such creditor, of any rights with respect to such Partner's partnership interest in the Partnership or a right to Partnership profits (other than in accordance with any pledge agreement required by the Financing Agreement or any subsequent financing arrangement of the Partnership), if such acquisition shall continue for a period of 90 days.

     Capacity Expansion:  has the meaning assigned in Section 4.1(f) (v).
     ------------------

     Capital Account:  the account for each Partner on the books of the
     ---------------
Partnership created and maintained as provided in Section 6.1, with only one Capital Account being maintained for any Person acting as both a General and a Limited Partner.

     Capital Contribution: with respect to any Partner, the amount of money and
     --------------------
the Net Agreed Value of any property (other than money) contributed to the Partnership pursuant to the terms of this Agreement with respect to that Partner's Interest.

     Carrying Value: as of the time of determination. (i) with respect to
     --------------
Contributed Property, the Fair Market Value of such property on the date of contribution reduced (but not below zero) by all depreciation, depletion, and amortization charged to the Capital Accounts pursuant to Section 6.1(b) with respect to such property and (ii) with respect to any other property, the Adjusted. Basis of such property.

     Code: the United States Internal Revenue Code of 1986, as amended from time
     ----
to time.

     Consent: the written consent of a Person. When used as a verb, such term
     -------
shall have a correlative meaning.

     Construction Account: shall have the meaning specified in the Financing
     --------------------
Agreement.

     Construction Contract:  the Amended and Restated Cogeneration Facility
     ----------------------
Turnkey Construction Contract dated as of April 5, 1991, between the Partnership and Century Contractors West inc., as the same may be amended from time to time in accordance with this Agreement.

     Construction Loan:  has the meaning set forth in the Financing Agreement as
     -----------------
in effect on the Initial Funding Date.

     Consumer Price Index:  The Consumer Price Index of the U.S. Department of
     --------------------
Labor Bureau of Labor Statistics, All Urban Consumers, U.S. city average. All Items, 1982-84=100, or, if such index is no longer published, a similar mechanism for determining adjustments to prices to reflect general price changes as agreed to by the General Partners.

     Contingent Payments:  has the meaning assigned in Section 2.11(b)
     -------------------

     Contributed Property: any property or other consideration (other than cash)
     --------------------
contributed by a Partner to the Partnership, including property owned by the Partnership as of the date of this Agreement.

     Control: the possession. directly or indirectly of the power to direct or
     -------
cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be conclusively presumed to have Control of another Person if it is a general partner of such other Person and such other Person is a partnership or a limited partnership; provided, however, that Orange Partners shall not be deemed to be in Control of the Partnership for purposes of this Agreement so long as NCP Syracuse is the Managing General Partner.

     Deferred Fees:  any fees payable to the Developer General Partner pursuant
     -------------
to the provisions of Section 2.11(a) or 2.12(a) which are deferred either in accordance with such provisions or pursuant to the Financing Agreement and which remain outstanding and unpaid.

     Developer Entities:  collectively, the Developer General Partner, G.A.S.
     ------------------
Orange Development, Inc. and the Partnership.

     Developer General Partner: G.A.S. Orange Partners, L.P. in its capacity as
     -------------------------
a General Partner.

     DGP Adverse Effect: an impact which is reasonably likely to be adverse to
     ------------------
the interest of the Developer General Partner with respect to any of (i) the amount of Project Cost Excess, (ii) the relative amounts or percentages of Available Cash or Net Capital Receipts distributable as between the Investor Group and the Developer General Partner in or with respect to any period, (iii) the relative amounts or percentages of Profit or Loss allocable as between the Investor Group and the Developer General Partner in or with respect to any period, (iv) the date on which either Flip Point occurs, or (v) the likelihood that the capacity of the Project to generate and sell electricity in excess of 80 Megawatts can be achieved.

     Disability:  death, adjudication of incompetency, Bankruptcy, or
     ----------
dissolution; "Disabled" means to be under a Disability.

     Equity Backstop Amount:  has the meaning set forth in the Financing
     ----------------------
Agreement as in effect on the Funding Date.

     Equity Funding Date:  the date that NCP Syracuse, Syracuse Partners, or any
     -------------------
guarantor of their respective obligations under that certain Funding Guaranty for the benefit of the Agent and the Banks dated as of April 5, 1991 are required to provide equity funds to be applied to the payment of Construction Loans pursuant to Section 5.19(a) of the Financing Agreement.

     Fair Market Value: the value of the particular asset or interest in
     -----------------
question determined on the basis of an arm's-length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion- to purchase) taking into account, among other things, the anticipated cash flow, taxable income and taxable loss attributable to the asset or interest in question. If the Partners seeking to determine such Fair Market Value cannot agree as to such value between or among themselves, upon notice of any such Partner, such Partners shall meet to appoint a mutually acceptable independent appraiser having recognized qualifications necessary in order to make such determination and whose fees and expenses, unless otherwise provided in this Agreement, shall be shared equally by the Partners affected by such determination. If such Partners shall be unable to agree on such an appraiser within 20 days of such notice, such value shall be determined by a panel of three independent appraisers having such qualifications selected on or prior to the 40th day of such notice, one of whom shall be selected by the selling or transferring Partner or Partners, another of whom shall be selected by the purchasing or acquiring Partner or Partners, and the third of whom shall be selected by such other two appraisers or, if such other two appraisers shall be unable to agree upon a third appraiser within 20 days of their selection, by the American Arbitration Association or its successors. The appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine such value within 45 days after such appointment and such determination shall be final and binding upon the Partners. If three appraisers shall be appointed, the determination of the appraiser that differs most from the average of the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the appraisers. Unless otherwise provided in this Agreement, in the case of a panel of three appraisers, the fees and expenses of each of the two appraisers appointed by the Partners affected by such determination shall be paid by such Partners and the fees and expenses of the third appraiser shall be divided equally by or among all the Partners affected by such determination, except that if such determination is being undertaken as a result of a breach by under this Agreement, such breaching Partner shall pay all such fees and expenses.

     Fee Excess: means the excess, if any, of $2,870,000 over the amount paid to
     ----------
secure a full and complete release, in form and substance satisfactory to the Agent, of the Partnership, any Affiliate (as defined in the Financing Agreement) and the Project from liability for payment of fees pursuant to that certain letter agreement between Gas Alternative Systems, Inc. and Donaldson, Lufkin & Jennrette Securities Corporation, dated August 22, 1989.

     Financing Agreement: the Financing Agreement, dated as of April 5, 1991, by
     -------------------
and among the Partnership, each of the Banks (as defined in such Financing Agreement), and Algemene Bank Nederland N.V., Cayman Islands Branch, as Agent for such Banks, related to the Project, as amended, supplemented or otherwise modified or replaced and in effect from time to time.

     Financing Documents: the "Financing Documents," as defined in the Financing
     -------------------
Agreement.

     First Flip Point:  the first day on which the Investor Group has achieved a
     ----------------
19% after-tax internal rate of return calculated according to the rules and methodology set forth in Exhibit B.
                         ----------

     First Restatement: has the meaning assigned in Section 5.3(a).
     -----------------

     Fiscal Year:  the taxable year for Federal income tax purposes determined
     -----------
under Section 706 of the Code and the ax Regulations promulgated thereunder.

     Flip Points:  collectively, the First Flip Point and the Second Flip Point.
     -----------
Each of the First Flip Point and the Second Flip Point is referred to as a Flip Point.

     Gain or Loss on Disposition:  the gain or loss for Federal income tax
     ---------------------------
purposes, arising from a sale, exchange or other taxable disposition of the Project, or any material portion thereof (excluding, however, any gain or loss from sales of services or property in the ordinary course of the business of the Partnership),

     Gas Sales Contract: the Restated Gas Sale and purchase Agreement-dated as
     ------------------
of March 18, 1991 between the partnership and Noranda Inc., as from time to time amended and in force.

     General Partner: any Person now or hereafter admitted as a general partner
     ---------------
in the Partnership.

     Governmental Authority:  any Federal, state, local or other body, whether
     ----------------------
administrative, legislative, executive or judicial, or any quasi-governmental body, in any event having jurisdiction over the Project, a Partner or the Partnership.

     Governmental Requirements: requirements contained in any law, ordinance,
     -------------------------
regulation, rule, order, writ, judgment, or direction promulgated by any Governmental Authority.

     Initial Funding Date:  the date upon which the initial disbursement of
     --------------------
Construction Loan funds is made under the Financing Agreement.

     Interest:  at any time, the interest of a Partner in the Partnership,
     --------
including but not limited to its right to Partnership capital, allocations and distributions.

     Investor Group: Syracuse Partners and NCP Syracuse as a group.
     --------------

     Keep Requirement:  has the meaning set forth in Section 5.5(b).
     ----------------

     Labor Costs:  the actual labor costs of NCP Employees for work performed on
     -----------
the Project, calculated as set forth in Section 2.13(c).

     Limited Partner:  any Person now or hereafter admitted as a limited partner
     ---------------
in the Partnership.

     Loss:  see definition of Profit or Loss.
     ----

     Loss on Disposition:  see definition of Gain or Loss on Disposition.
     -------------------

     Major Decisions: decisions concerning any of the matters described in
     ---------------
Sections 3.1(b), 4.1(d)(xviii), 4.1(f)(i)(A), 4.1(f)(i)(B), 4.1(f)(i)(C),
4.1(f)(i)(D), 4.1(f)(i)(E), 4.1(f)(ii), 4.1(f)(iii), 4.1(f)(iv), 4.1(f)(v),
4.1(f)(vi), 4.1(f)(vii), 4.1(f)(viii), 4.1(f)(ix), 4.2, and 10.3(b)

     Majority in Interest of Limited Partners:  at any time, Limited Partners
     ----------------------------------------
owning Interests which entitle them to more than 50% of a hypothetical distribution of one dollar of Available Cash made at that time (taking into account whether or not a Flip Point has occurred but otherwise assuming that the aggregate prior distributions that year are at least $1.00 less than any Tranche 1 Threshold for that year).

     Managing General Partner: NCP Syracuse, Inc or such other General Partner
     ------------------------
as shall be the Managing General Partner pursuant to this Agreement or as the General Partners may designate from time to time to be the Managing General Partner.

     Material Project Documents:  collectively,
     --------------------------

     (i) the documents listed in Schedule III
                                 ------------

     (ii) any amendment, modification, or supplement thereto entered into by the Partnership in accordance with the terms of this Agreement,

     (iii) any agreement or document entered into or issued in substitution or as a replacement for any of the documents listed on Schedule III, and
                                                    ------------

     (iv) any other document related to the Project which both General Partners may agree to designate as a "Material Project Document" from time to time by amending Schedule III hereto.
         ------------

     Minimum Gain Attributable to Partner Nonrecourse Debt: with respect to any
     -----------------------------------------------------
Partner Nonrecourse Debt, an amount equal to the increase, if any, in Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability of the Partnership, as defined in Treasury Regulations (S) 1.704-1T(b) (4) (iv) (c)

     Minimum Gain:  shall have the meaning set forth in Treasury Regulations (S)
     ------------
l.704-1T(b) (4) (iv) (c).

     NCP Employees:  all persons employed by any of the NCP Officer Companies,
     -------------
or any other corporation or entity that is beneficially 50% or more owned by any of them, other than NCP Officers.

     NCP Officers:  all persons who are officers or directors of any of the NCP
     ------------
Officer Companies.

     NCP  Officer  Companies: NCP Syracuse, North Canadian Power Incorporated
     -----------------------
and North Canadian Oils Limited.

     Net Agreed Value: (i) in the case of cash, the amount thereof, (ii) in the
     ----------------
case of any Contributed Property, the Fair Market Value of such Contributed Property at the time of contribution reduced by any indebtedness either assumed by the Partnership upon such contribution or to which such Contributed Property is subject when contributed and (iii) in the case of any property (other than cash) distributed to a Partner, the Fair Market Value of such property at the time of such distribution reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

     Net Capital Receipts:   the proceeds of any sale, exchange or other
     --------------------
disposition of the Project or any material portion thereof (excluding, however, proceeds from sales of services or property in the ordinary course of the business of the Partnership), the proceeds of any refinancing of any indebtedness of the Partnership, or any insurance or condemnation proceeds, in each instance less the amount of expenses incurred in connection therewith, any obligations paid with the proceeds of any disposition of the Project or of any refinanced debt, the cost of restoration and repair or replacement of any property damaged by casualty or taken in condemnation, and the cost of construction of any improvement for which such insurance or condemnation proceeds are used.

     Operative Documents: has the meaning set forth in the Financing Agreement
     -------------------
as in effect on the
date hereof.

     Partners: the General Partners and the Limited Partners collectively.
     --------
"Partner" means any one of the Partners.

     Partner Loans: any loan made by a Partner or an Affiliate of a Partner to
     -------------
the Partnership.

     Partner Pledge and Security Agreement:  means a Pledge and Security
     -------------------------------------
Agreement executed by a Partner pursuant to the requirements of the Financing Agreement.

     Partnership:  Project Orange Associates, L.P. , the subject of this
     -----------
Agreement.

     Partner Nonrecourse Debt:  shall have the meaning set forth in Treasury
     ------------------------
Regulations (S)1.704-1T(b)(4)(iv)(k)(4).

     Person:  any individual, firm, corporation, trust, partnership or other
     ------
entity.

     Post-Flip Interest: the following interests of the Partners:
     ------------------

  (i) if the First Flip Point occurs before the Pro Forma End Date, then from and after the occurrence of the First Flip Point and until the occurrence of the Second Flip Point the Post-Flip Interests of the Partners will be:

          Orange Partners (in its capacity as                     1%
          Developer General Partner)

          Orange Partners (in its capacity as a Limited          49%
          Partner)

          NCP Syracuse                                            1%

          Syracuse Partners                                      49%


  (ii) if the First Flip Point occurs after the Pro Forma End Date, then from and after the occurrence of the First Flip Point the Post-Flip Interests of the Partners will be:

          Orange Partners (in its capacity as                     1%
          Developer General Partner)

          Orange Partners (in its capacity as a Limited          74%
          Partner)

          NCP Syracuse                                            1%

          Syracuse Partners                                      24%


  (iii) after the Second Flip Point occurs (regardless of when it occurs), the Post-Flip Interests of the Partners will be:

          Orange Partners (in its capacity as                     1%
          Developer General Partner)

          Orange Partners (in its capacity as a Limited          74%
          Partner)

          NCP Syracuse                                            1%

          Syracuse Partners                                      24%


     Pre-Operating Reserves: means any reserves established by the Partnership
     ----------------------
or set aside in the Construction Account on or prior to the Term Loan Date, including (i) the undisbursed portion of the Tenneco Letter of Credit (as defined in the Financing Agreement), (ii) Construction Loan proceeds that may be diverted from construction management fees due under Section 2.12(a) to reduce aggregate Net Demand Charges (as provided in clause (i) of the definition of Project Costs), or (iii) undisbursed Construction Loans to the extent held back for the payment of the claim provided for in clause (t) of the definition of Project Costs, but excluding the $1,000,000 working capital reserve required to be funded under the Financing Agreement.

     Problem:        has the meaning set forth in Section 4.2(c) (i)
     --------
     Pro Forma End Date:     the date twenty years after the Term Loan Date.
     ------------------
     Profit  or  Loss: the income or loss of the Partnership for Federal income
     ----------------
tax purposes, other than Gain or Loss on Disposition.

     Prohibited Transferees:  has the meaning set forth in Section 7.1(a) (iii).
     ----------------------

     Project:  see the recitals to this Agreement.
     -------

     Project Budget:  has the meaning set forth in the Financing Agreement, as
     --------------
in force on the Initial Funding Date.

     Project Cost Excess:  the excess, if any, measured as of the Term. Loan
     -------------------
Date, of Project Funds over the sum of (i) the $1,000,000 working capital reserve required to be funded under the Financing Agreement plus (ii) Project Costs other than the Contingent Payments and any Deferred Fees.

     Project Costs:  has the meaning assigned to that term in the Financing
     -------------
Agreement.

     Project Funds:  means the sum of (i) $205,000,000 plus (ii) any Contractor
     -------------
Delay Damages (as defined in the Financing Agreement) plus (iii) any Pipeline Contractor Delay Damages (as defined in the Financing Agreement) plus (iv) any Project Revenues (as defined in the Financing Agreement) earned (whether or not received) prior to the Term Loan Date plus (v) all Additional Guarantor Funds (as defined in the Financing Agreement) plus (vi) all other amounts received by or accrued to the Partnership prior to the Term Loan Date.

     Proposed Resolution:  has the meaning set forth in Section 4.2(c) (iv).
     -------------------

     PUHCA:  the Public Utility Holding Company Act of 1935 as it may be amended
     -----
from time to time, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     PURPA:  the Public Utility Regulatory Policies Act of 1978, as it may be
     -----
amended from time to time, and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission.

     Recapture Income: any gain recognized upon the disposition of a Partnership
     ----------------
asset that is not capital gain because such gain represents the recapture (under
Section 1245 or Section 1250 of the Code or otherwise) of deductions previously taken for Federal income tax purposes with respect to such asset.

     Related Party: with respect to a specified Person, includes any Person (i)
     -------------
who is an Affiliate of the specified Person, (ii) who directly or indirectly, through one or more intermediaries, owns a 10 or greater equity interest in the specified Person, (iii) in whom the specified Person directly or indirectly, through one or more intermediaries, owns a 10% or greater equity interest, and/or (iv) with respect to whom there is a third Person who directly or indirectly, through one or more intermediaries, owns a 10% or greater equity interest in such Person and in the specified Person.

     Required Opinion:  has the meaning set forth in Section 7.1(a) (iv).
     ----------------

     Second Flip Point:  the first day on which the Investor Group has achieved
     -----------------
a 20% after-tax internal rate of return calculated according to the rules and methodology set forth in Exhibit B.
                         ---------

     SOP Adverse Effect:  an impact which is reasonably likely to result in a
     ------------------
change on a material basis in (i) the relative amounts or percentages of Available Cash or Net Capital Receipts distributable as between SOP and the other Partners in or with respect to any period, (ii) the relative amounts or percentages of Profit or Loss allocable as between SOP and the other Partners in or with respect to any period, or (iii) the date on which either Flip Point occurs.

     Steam Sale Agreement:  has the meaning assigned in the Financing Agreement.
     --------------------

     Syracuse Investment:  means Syracuse Investment, Inc., a Delaware
     -------------------
corporation and a wholly-owned subsidiary of North Canadian Power Incorporated.

     Tax Returns: (a) the annual Federal income tax return of the Partnership,
     -----------
whether on Form 1065 or such other form as may hereafter be prescribed by the Internal Revenue Service, and (b) any return or report which the Partnership is required to file with the taxing authorities of any State or political subdivision thereof.

     Term Loan: has the meaning assigned in the Financing Agreement as in effect
     ---------
on the date hereof.

     Term Loan Date: means the date that the Construction Loans are converted to
     --------------
Term Loans.

     Third Party Fees:  all fees and expenses incurred by or on behalf of the
     ----------------
Partnership for third-party accounting, tax preparation and audit services and third-party legal, consulting, other professional services and other services, except fees and expenses incurred for services that the Managing General Partner is required to provide in the performance of its responsibilities or the discharge of its duties under this Agreement.

     Tranche 1 Threshold: for any particular fiscal  year the number of dollars
     -------------------
set forth opposite that year on Exhibit D in the column headed "Tranche 1
                                ---------
Threshold."

     Tranche 2 Amount:  for any particular fiscal year, the number of dollars
     ----------------
set forth opposite that year on Exhibit D in the column headed "Tranche 2
                                ---------
Amount."

     Transfer:  the sale, transfer, assignment, hypothecation, pledge or other
     --------
disposition, and, when used as a verb, "Transfer" shall have a correlative meaning.

     Transferee:  a Person who takes all or part of an Interest by means of a
     ----------
Transfer.

     Transferor:  a Person whose Interest is Transferred in whole or in part.
     ----------

     Treasury Regulations: the regulations promulgated by the Department of the
     --------------------
Treasury under the Code in effect from time to time.

     Unrealized Gain Attributable to a Partnership Property: as of any date of
     ------------------------------------------------------
determination, the excess, if any, of the Fair Market Value of such property as of such date of determination over the Carrying Value of such property as of such date of determination.

     Unrealized Loss Attributable to a Partnership Property: as of any date of
     ------------------------------------------------------
determination, the excess, if any, of the Carrying Value of such property as of such date of determination over the Fair Market Value of such property as of such date of determination.

                                  ARTICLE II

                              General Provisions
                              ------------------

     2.1.  Formation.  The Partnership was formed as a Delaware limited
           ---------
partnership pursuant to the terms of the Act by filing a certificate of limited partnership with the Secretary of State of the State of Delaware on May 23, 1988.

     2.2.  Continuation of the Partnership. The Partners agree to continue the
           -------------------------------
Partnership as a limited partnership pursuant to the terms of the Act and this Agreement. Upon execution hereof, and without any further action, NCP Syracuse continues as a General Partner, Syracuse Partners continues as a Limited Partner and Orange Partners continues as a General Partner and a Limited Partner. It is the intent and purpose this Agreement that the Partnership be a limited partnership meeting the definition of "partnership" contained in Section 7701 of the Code and the regulations promulgated thereunder. All rights, liabilities and obligations of the General Partners and the Limited Partners, both as among themselves and as to Persons not parties to this Agreement, shall be as provided in the Act, except as expressly provided herein. Notwithstanding the foregoing provisions, the provisions of Section 3.1, or any other provision of this Agreement, prior to the Initial Funding Date: (i) no Partner shall have (A) any obligation to make a Capital Contribution to the Partnership, (B) any other obligation to the Partnership or another Partner under any provision of this Agreement, or (C) any obligation to pay funds to the Agent under the Financing Agreement and (ii) NCP Syracuse shall not take any action in its capacity as Managing General Partner except with the prior agreement of the Developer General Partner.

     2.3.  Name. The name of the Partnership is and shall be "Project Orange
           ----
Associates, L.P." The Managing General Partner shall execute and cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law to be published or filed in connection with the continuation, qualification and operation of the Partnership.

     2.4.  Purpose. The sole purpose of the Partnership shall be to develop,
           -------
construct, own, operate, manage, lease and sell the Project and the properties incidental thereto and to enter into such banking agreements, partnerships, joint ventures, credit agreements, capital or equity contribution agreements, assignments, pledges and security agreements and to undertake any and all other acts and things, and to execute and deliver any and all other agreements, instruments and documents, necessary, proper, convenient or advisable to carry out such purpose, including without limitation: (i) to acquire by purchase, lease or otherwise, any real or personal property; and (ii) to prepay in whole or in part, refinance, restructure, recast, increase, renew, modify or extend any loan as contemplated by this Agreement. The name and funds of the Partnership shall be used only for Partnership purposes.

     2.5.  Place of Business. The principal place of business of the Partnership
           -----------------
shall be at 520 East Taylor Street, Syracuse, New York 13202. The Managing General Partner may, at any time and from time to time, change the location of the Partnership's principal place of business, upon written notice of such change to the Partners, and may establish such. additional place or places of business of the Partnership as the Managing General Partner may from time to time determine; provided, however, that the Managing General Partner shall not
(i) establish any Partnership office in any state other than New York State if as a result of such action any of the partners or the Partnership will be required to file tax returns or be subject to taxation in such other state, or
(ii) move the Partnership's principal place of business outside of New York
State.

     2.6. Partners' Names and Addresses. The names and addresses of the General Partners and Limited Partners are set forth on Schedule I attached
                                                       ----------
hereto.

     2.7.  Title to Partnership Property.  All property owned by the
           -----------------------------
Partnership, whether real or personal, tangible or intangible, shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

     2.8.  Registered Office and Registered Agent. The address of the registered
           --------------------------------------
office of the Partnership in the State of Delaware is 15 East North Street, Dover, Delaware 19901. The registered agent for service of process in the State of Delaware is United Corporate Services, Inc. The Managing General Partner may, at any time and from time to time, change the location of such office or such agent, upon written notice of such changes to the Partners, and upon filing any necessary amendment to the Partnership's certificate of limited partnership or taking any other action required by the Act.

     2.9.   Organization Certificates. The Managing General Partner shall cause
            ------------------------
to be executed and filed:

     (a) all such amendments or supplements to the Partnership's certificate of limited partnership required by the Act in connection with the transactions described herein; and

     (b) all such further certificates, notices, statements or other instruments required by law for the formation, qualification or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business, or otherwise necessary to carry out the purposes of this Agreement.

     2.10.  Duration of the Partnership. The Partnership shall continue until
            ---------------------------
December 31, 2040, unless sooner dissolved in accordance with the provisions of this Agreement.

     2.11.  Development Fees. (a) The Partnership shall pay to Orange Partners a
            ----------------
development fee equal to the sum of: (i) the amount, if any, set forth as the amount of such fee on the line designated "Developer's Fee" in the Project Budget approved by the Agent as of the Initial Funding Date, payable on the later of the Initial Funding Date or the date when Construction Loans under the Financing Agreement cease to be limited to the Equity Backstop Amount; (ii) the amount, if any, of the Fee Excess, payable as soon as permitted by Agent after the determination of the Fee Excess; (iii) $700,000, payable from and to the extent of funds available therefor in accordance with Section 6.9; and (iv) the amount, if any, determined in clause (m) of the definition of Project Costs, payable if and to the extent provided in such clause and Section 6.9.

     (b) There are certain contingent development costs and fees which the Partnership shall pay on the terms set forth herein, specifically, an amount equal to 110 percent of the amount of any escalation payable to Century Contractors West, Inc. pursuant to Section 4.3 of the Construction Contract (the "Century Amount"), an amount equal to the excess of $3,508,000 over the Century Amount to Orange Partners and Kronish, Lieb, Weiner & Hellman (to be divided between them in such ratio as they may advise the Managing General Partner), $242,000 to North Canadian Power Incorporated, and $250,000 to Entek Research, Inc. (each individually, a "Contingent Payment," and collectively, the "Contingent Payments"). If and to the extent funds not exceeding $4,000,000 are available thereof or in accordance with Section 6.9, the Partnership shall pay the Contingent Payments to Orange Partners, North Canadian Power Incorporated, Kronish, Lieb, Weiner & Hellman, and Entek Research, Inc., to be divided among them in proportion to the maximum amount of each such entity's Contingent Payment.

     (c) Any fees paid to a Partner pursuant to this Section 2.11 shall be treated as payments made by the Partnership to the recipient thereof in its capacity other than as a Partner within the meaning of Code Section 707(a).

     2.12.  Orange Partner Fees. (a) The Partnership shall pay to Orange
            -------------------
Partners construction management fees the amount of $2,000,000, which shall be paid in 20 consecutive installments of $100,000 per month, the first installment of which shall be paid on the later of the Initial Funding Date or the date when Construction Loans under the Financing Agreement cease to be limited to the Equity Backstop Amount, with subsequent installments to be paid on the tenth day of each calendar month thereafter until a total of 20 installments have been paid; provided, however, that if the Term Loan Date occurs before all 20 installments have been paid, the Partnership shall pay to Orange Partners on the Term Loan Date the amount of the unpaid installments; provided further, however, that to the extent that any such fees are not paid to Orange Partners prior to the Term Loan Date as provided for in clause (i) of the definition of Project Costs, such unpaid portion of such fees shall be deferred and shall be payable in accordance with Section 6.9.

     (b) Orange Partners shall receive from the Partnership a consulting fee at the rate of $75,000 per quarter, which shall begin to accrue on the Term Loan Date, payable quarterly in arrears, beginning on the first day of the first calendar quarter after the calendar quarter in which the Term Loan Date occurs, continuing on the first day of each calendar quarter thereafter until the First Flip Point occurs; provided, however, that as of January 1 of each year after the year in which the Term Loan Date occurs, the quarterly consulting fee for that year shall be equal to the greater of (i) the quarterly consulting fee in effect for the immediately preceding calendar year, or (ii) the product of (x) the quarterly consulting fee in effect during the calendar year in which the Term Loan Date occurs multiplied by (y) the fraction having a numerator equal to the Consumer Price Index as of December 31 of the immediately preceding calendar year and a denominator equal to the Consumer Price Index as of December 31 of the calendar year preceding the calendar year in which the Term Loan Date occurs. To the extent that the Partnership does not have sufficient cash in any calendar year to pay all of the fees due pursuant to Sections 2.12(b) and 2.13(b), such fees shall be paid pari passu from the cash available therefor and
                                 ---- -----
the unpaid portion shall be deferred without interest and paid pari passu before
                                                               ---- -----
any distributions of Available Cash are made to the Partners.

     2.13.  NCP Syracuse Fees. (a) The Partnership shall pay to NCP Syracuse a
            -----------------
construction management fee in the amount of $1,000,000, which shall be paid in 20 consecutive installments of $50,000 per month, the first installment of which shall be paid on the later of the Initial Funding Date or the date when Construction Loans under the Financing Agreement cease to be limited to the Equity Backstop Amount, with subsequent installments to be paid on the tenth day of each calendar month thereafter until a total of 20 installments have been paid; provided, however, that if the Term Loan Date occurs before all 20 installments have been paid, the Partnership shall pay to NCP Syracuse on the Term Loan Date the amount of the unpaid installments. The payment of the construction management fee will cover all services provided and all out-of-pocket expenses (other than Third Party Fees paid by NCP Syracuse on behalf of the partnership) incurred by or on behalf of NCP Syracuse in the performance of its responsibilities as Managing General Partner prior to the Term Loan Date.

     (b) NCP Syracuse shall, so long as it remains the Managing General Partner, receive from the Partnership a management fee at the rate of $77,500 per quarter, which shall begin to accrue on the Term Loan Date, payable quarterly in arrears, beginning on the first day of the first calendar quarter after the calendar quarter in which the Term Loan Date occurs, and continuing on the first day of each calendar quarter thereafter; provided, however, that as of January 2. of each year after the year in which the Term Loan Date occurs, the quarterly management fee for that year shall be equal to the greater of (i) the quarterly management fee in effect for the immediately preceding calendar year, or (ii) the product of (x) the quarterly management fee in effect during the calendar year in which the Term Loan Date occurs multiplied by (y) the fraction having a numerator equal to the Consumer Price Index as of December 31 of the immediately preceding calendar year and a denominator equal to the Consumer Price Index as of December 31 of the calendar year preceding the calendar year in which the Term Loan Date occurs. To the extent that the Partnership does not have sufficient cash in any calendar year to pay the entire fee due pursuant to Sections 2.12(b) and 2.13(b), such fees shall be paid pari passu from the cash available thereof or
                                 ---- -----
and the unpaid portion shall be deferred without interest and paid pari passu before any distributions of Available Cash are made to the Partners. The payment of the management fee will cover all services provided by NCP Officers and all overhead costs of the NCP Officer Companies, but shall not include (i) Labor Costs, (ii) direct out-of-pocket expenses incurred by or on behalf of NCP Syracuse in the performance of its responsibilities as Managing General Partner after the Term Loan Date or (iii) Third Party Fees paid on behalf of the Partnership by NCP Syracuse.

     (c) The Partnership shall reimburse NCP Syracuse for an amount equal to 220% of Labor Costs incurred after the Term Loan Date, 110% of the actual direct out-of-pocket expenses (other than Third-Party Fees) incurred by or on behalf of NCP Syracuse after the Term Loan Date, and 100% of Third Party Fees paid by NCP Syracuse on behalf of the partnership for services rendered after the Term Loan Date. For purposes of this paragraph, Labor Costs shall be computed as follows:
(i) each NCP Employee shall prepare time sheets no less frequently than twice per month and will account for all of his or her time spent on all projects including the Project; (ii) NCP Syracuse will divide the annual salary of each NCP Employee that works on the Project by 2,080 hours to determine the hourly rate of each such employee; (iii) for each NCP Employee that works on the Project, NCP Syracuse will multiply the total number of hours worked by such person each month on the Project by his or her hourly rate (as determined pursuant to clause (ii) above) and (iv) the Labor Costs shall be the aggregate of the amounts so computed for all such NCP Employees. Each month NCP Syracuse shall provide the Developer General Partner with invoices or other reasonable evidence of the payment and nature of all direct out-of-pocket expenses for which NCP Syracuse receives reimbursement from the Partnership.

     (d) All Partnership expenses (including Third-Party Fees) not required to be borne by or reimbursed to NCP Syracuse pursuant to paragraph (c) of this
Section 2.13 shall be paid by the Partnership from Partnership funds.

     (e) Any fees paid pursuant to this Section 2.13 shall be treated as payments made by the Partnership to NCP Syracuse in its capacity other than as a Partner within the meaning of Code Section 707(a).

     2.14.   Fees Excluded from Flip Point Calculation. Notes paid pursuant to
             -----------------------------------------
Section 2.11 or 2.13 shall be included in the calculation of the Flip Points.

     2.15.   Certain Obligations Assumed. The Partnership hereby assumes the
             ---------------------------
claims described in Exhibit H, to the extent not heretofore assumed.
                    ---------

                                  ARTICLE III

                          Capital of the Partnership
                          --------------------------

     3.1.  Capital Contributions to the Partnership. (a) At or prior to the date
           ----------------------------------------
hereof, Orange Partners has made a Capital Contribution of property described in
Schedule II hereto. The Net Agreed Value of this Capital Contribution is
-----------
$3,333,333. On the Equity Funding Date, NCP Syracuse and Syracuse Partners shall make an aggregate cash capital Contribution of $30,000,000, of which the Net Agreed Value shall be $30,000,000; provided, however, that the Partners agree that if and to the extent that NCP Syracuse, Syracuse Partners, the partners of Syracuse Partners, North Canadian Power Incorporated or North Canadian Oils Limited pay any of the funds required to be paid by the Partnership in repayment of Construction Loans pursuant to Section 5.19(a) of the Financing Agreement directly to the Agent and not through the Partnership, such payment shall be treated for all purposes as having been made to the Partnership as a cash Capital Contribution on behalf of NCP Syracuse and Syracuse Partners in full or partial satisfaction (as the case may be) of the obligations of NCP Syracuse and Syracuse Partners to make cash Capital Contributions as set forth in this
Section 3.1. If the funds required under Section 5.19(a) of the Financing Agreement are paid directly to the Agent and the amount so paid is less than $30,000,000, the difference shall be deposited in an Excluded Account (as defined in the Financing Agreement) and said in accordance with Section 6.9.

     (b) No Partner shall be required or permitted to make Capital Contributions otherwise than pursuant to Section 3.1(a) without the Consent of all Partners.

     (c) No Partner shall have the right to withdraw or reduce its Capital Contribution except in accordance with this Agreement. Notwithstanding the foregoing, Syracuse Partners may transfer all or any portion of its obligation to make the Capital Contribution required in Section 3.1(a) in connection with any Transfer of all or any portion of its Interest pursuant to Section 7.1. No interest shall accrue on any Capital Contribution. No Partner shall have the right to demand or receive property, other than cash, in return for its Capital Contribution or have priority over any other Partner, either as to the return of Capital Contributions or as to Profits or Losses or distributions, except as specifically provided in this Agreement.

     3.2.  Loans by partners. (a) No Partner shall be required to lend any money
           -----------------
to the Partnership.

     (b) If the Partnership's funds are insufficient to meet its costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, upon request made by the Managing General Partner that of the Partners, any Limited Partner or General Partner may (but shall not be required to) advance such funds to the Partnership. Each Partner agreeing to make a Partner Loan shall have the right, but not the obligation, to participate in the total Partner Loan according to the ratio that its interest in the Partnership bears to the interests in the Partnership held by all Partners participating in the Partner Loan; for these-purposes, before the First Flip Point, Orange Partners' interest in the Partnership shall be deemed to be 10% (1% in its capacity as Developer General Partner and 9% in its capacity as a Limited Partner), NCP Syracuse's interest shall be deemed to be 1% and Syracuse Partners' interest shall be deemed to be 89%. All amounts so advanced shall take the form of a loan, which shall bear interest at a variable rate (not in excess of the maximum rate allowed by law) equal to the rate applicable to the Partnership's Term Loans from time to time plus 5% per annum and be on terms and conditions substantially the same as if such loan had been made by an unrelated third party to the Partnership, except that no distributions shall be made to the Partners pursuant to Section 6.2(a),
(b), (c), (d) or (e) until all Partner Loans have been repaid in full.

     (c) The proceeds of a Partner Loan shall not be added to, or otherwise affect, the Capital Account of the Partner making, or whose Affiliate is making, such loan.

     (d) Prior to requesting any Limited Partner or General Partner to advance funds to the Partnership as a Partner Loan, the Managing General Partner shall, first, obtain the maximum amount of such required funds which are available to the Partnership under the terms of the Financing Agreement and, second, use reasonable efforts to obtain such required funds from an institutional investor on terms and conditions more favorable to the Partnership than a Partner Loan.

     (e) If any Partner Loan is outstanding, the Managing General Partner shall use its best efforts to refinance such loans with an institutional investor on terms and conditions more favorable to the Partnership than such Partner Loans.

     (f) Unless both General Partners Consent, all Partnership borrowings, including Partner Loans, shall be on terms without recourse to any Partner or Affiliate of any Partner.

                                  ARTICLE IV

                         Management of the Partnership
                         -----------------------------

     4.1. Management. (a) Except as otherwise provided in this Agreement, the
          ----------
Managing General Partner shall have, in accordance with the Act and the provisions of this Agreement, exclusive management and control of the business of the partnership and all decisions regarding the management and affairs of the Partnership shall be made by the Managing General Partner. Except as otherwise provided in this Agreement, the General Partners shall have all the rights and powers of general partners as provided in the Act and as otherwise provided by law, and any action taken by the Managing General Partner, or when required by the terms hereof by both

General Partners, on behalf of the Partnership shall constitute the act of and serve to bind the Partnership. Except as otherwise expressly provided herein, the Developer General Partner shall not bind the Partnership without the prior Consent of the Managing General Partner.

     (b) Each of the General Partners shall devote such time to the Partnership business as each shall reasonably deem to be necessary to accomplish its respective obligations hereunder to supervise the Partnership business and affairs in an efficient manner, but nothing contained in this Agreement shall preclude the employment of any agent or other third party to operate and manage all or any portion of the property, business or operations of the Partnership, subject to the control of the Managing General Partner or, when required by the terms hereof, by both General Partners. Nothing in this Agreement shall entitle any General Partner to receive reimbursement or otherwise charge the Partnership for such employment costs to the extent such agent or other third party is performing activities for which such General Partner is entitled to receive a fee pursuant to Section 2.12 or 2.13.

     (c) Both General Partners shall participate in the Partnership as their respective sole and exclusive functions, except that NCP Syracuse may also serve as the General Partner of Syracuse Partners if and for so long as the functions of Syracuse Partners are limited to (i) its participation as a Limited Partner and (ii) its participation as a passive investor in one or more other investment activities none of which exposes the Interests of NCP Syracuse or Syracuse Partners to claims of creditors. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the Partnership relationship created hereby in or to any other ventures or activities engaged in by any Affiliate of any Partner or to the income or proceeds derived therefrom, another pursuit of such ventures or activities by any Partner's Affiliate shall not be deemed wrongful or improper: No Partner nor any Affiliate of a Partner shall be obligated to present any particular investment opportunity to the Partnership. unless related or potentially related to any expansion of the Project (which such expansion shall be deemed a Partnership opportunity) even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each of them shall have the right to take for its own account (individually or otherwise) or to recommend to others any such particular investment opportunity.

     (d) In furtherance of the purposes of the Partnership as set forth in this Agreement, but subject to subsections (e), (f) and (g) of this Section 4.1 and any other limitations on the power or authority of the Managing General Partner set forth elsewhere in this Agreement, the Managing General Partner is hereby granted the right, power arid authority to do on behalf of the Partnership all things which, in its sole and reasonable judgment, are necessary, proper or desirable to carry out its duties and responsibilities hereunder, including, but not limited to, the following:

     (i) to borrow money and, as security therefor, to mortgage, pledge or otherwise encumber any and all assets of the Partnership, including the rights of the Partnership under any agreements;

     (ii) to cause to be paid all amounts due and payable by the Partnership to any Person and to collect all amounts due to the Partnership;

     (iii) to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons, as shall be necessary or appropriate to carry out the business and affairs of the Partnership;

     (iv) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise upon such terms as it may determine and upon such evidence as it deems sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

     (v) to pay any and all reasonable fees and to make any and all reasonable expenditures which it deems necessary or appropriate in connection with the management of the affairs of the Partnership, and to enforce all rights of the Partnership; provided, however, that the Managing General Partner shall not use Partnership funds to pay fees or expenses which are required to be borne by the Managing General Partner under Section 2.13(b);

     (vi) to permit and record an assignment by a Limited Partner, and to admit an assignee of a Limited Partner as a substitute Limited Partner, pursuant to and subject to the terms hereof;

     (vii) to prosecute, protect and defend, or cause to be protected and defended, all patents, patent rights, trade names, trademarks and service marks, and all applications with respect thereto, which may be held by the Partnership, to take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any trade secrets, know-how, secret processes or other proprietary information and to prosecute and defend all rights of the Partnership in connection therewith;

     (viii) to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments necessary or appropriate to carry on the business of the Partnership as set forth herein;

     (ix) to prepare and file any and all tax returns that may be required by applicable law, and to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon the Partnership or any of its assets;

     (x) to establish and maintain reasonable reserves for the operating expenses of the Partnership (including repair and restoration expenses for the Existing Plant), and for repairs, maintenance, capital improvements required by changes in environmental laws or other Governmental Requirements and capital replacements, all consistent with good business practice in the steam production and electric power generation businesses;

     (xi) to establish and maintain one or more accounts for the Partnership in such financial institutions as the Managing General Partner may from time to time designate;

     (xii) to prepare internal audits of the Partnership establish and maintain accounting records, and make periodic distributions to the Partners in accordance with the provisions of this Agreement;

     (xiii) to engage :n any kind of activity and to execute, perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as such activities and contracts may be lawfully carried on or performed by a partnership under applicable law;

     (xiv) to execute and deliver on behalf of the Partnership any documents required to be executed and delivered by the Partnership pursuant to the closing of the financing relating to the development, construction, ownership, operation, management, lease and sale of the Project, including, but not limited to, the Financing Agreement and all documents and certificates required or otherwise necessary or convenient to be executed by the Partnership in connection with the transactions contemplated thereby;

     (xv) to apply for, file, prosecute, obtain, appeal, and challenge any permit, approval, authorization, filing or consent issued by any Governmental Authority, to otherwise communicate with any Governmental Authority, to prosecute, protect and defend any such permit, approval, authorization, filing or consent (including entering into any settlement or consent thereof or thereto);

     (xvi) to apply for, obtain, pay premiums upon maintain and otherwise manage and administer all policies of insurance for the Partnership;

     (xvii) to manage the supply and consumption of fuel under the terms of any gas sales, purchase, and transportation agreements which the Partnership may be party to from time to time; and

     (xviii) to engage in any kind of activity and execute, perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the expansion of the Project to enable it to produce and sell more than 80 megawatts of power, if prudent to do so.

     With respect to employment of attorneys, consultants and other professionals for the Partnership, management of Project construction and operation, designation of negotiation with suppliers, and relations with Governmental Authorities, the Managing General Partner will, as appropriate, consult with the Developer General Partner, from time to time, for the purpose of obtaining the advice and counsel of the Developer General Partner; provided, however, that the failure of the Managing General Partner to do so shall not limit the rights and powers conferred upon the Managing General Partner herein.

     The Managing General Partner shall, after such items are available, promptly (and in any event within twenty (20) days) send to the Developer General Partner and each Limited Partner copies of (i) all reports with respect to Project construction or operations which are prepared pursuant to the Financing Agreement or any other Material Project Document, (ii) all reports with respect to Project construction, operations or finances sent by the Managing General Partner, the Partnership or Syracuse Partners to partners in Syracuse Partners, (iii) all internal management reports of the Managing General Partner or the Partnership (that is, all reports prepared by or for the Board of Directors, chief executive officer or chief financial officer of the

Managing General Partner), (iv) all memoranda and reports prepared for or sent to the Managing General Partner or the Partnership by outside professionals retained by or on behalf of the Partnership including, without limitation, accountants, lawyers and consultants), (v) all notices received or sent by the Managing General Partner or the Partnership pursuant to any Material Project Document or any other material agreement to which the Partnership is a party or which affects the Project, (vi) all written agreements or amendments entered into by or on behalf of the Partnership after the Initial Funding Date and (vii) all materials described on Exhibit I attached hereto. The Managing General Partner shall promptly notify the Developer General Partner of any material disputes or problems arising in connection with any Material Project Documents or with respect to the Project. The Managing General Partner shall provide each Partner with access at any time during normal business hours to all books, records, files and correspondence of the Partnership or pertaining to the Project and with access to the Project and all, real and personal property comprising the Project. In addition, the Managing General Partner shall arrange for the Accountants and any other Partnership accountants, attorneys and consultants to be available to speak to, and to respond to reasonable inquiries from, any Partner, and shall provide each Partner with access to NCP Employees (to the extent such employees are involved in the management of the Project) and any employees of the Partnership to discuss any matters relating to the Partnership or the Project.

     (e) With respect to all of its obligations, powers and responsibilities under this Agreement, the Managing General partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as it deems proper, all on such terms and conditions as it deems proper but subject to the limitations on the powers of the Managing General Partner contained in subsections (d), (f) and (g) of this Section 4.1 and elsewhere in this Agreement.

     (f) Notwithstanding the other provisions of this Agreement, the Managing General Partner shall not, without (l) the Consent to the specific act by the Developer General Partner, which Consent shall not be unreasonably withheld (it being agreed that the Developer General Partner's Consent shall not be deemed unreasonably withheld if the Developer General Partner believes in good faith that granting such Consent might have a DGP Adverse Effect) or delayed and (2) prior to the First Flip Point, the Consent to the specific act (if such act is an act described in Section 4.1(f)(i)(A)-(C) or 4.1(f)(iv)-(ix)) by Syracuse Partners, which Consent shall not be unreasonably withheld (it being agreed that Syracuse Partners' Consent shall not be deemed unreasonably withheld if Syracuse Partners believes in good faith that granting such Consent might have an SOP Adverse Effect) or delayed, have the authority to:

     (i) take any of the following actions:

             (A) except as permitted under Section 4.1(f)(i)(E), replace, terminate, amend, modify, supplement, or exercise any option to prepay any indebtedness arising under, or materially extend or materially waive any provision or requirement under, any of the Material Project Documents if such action will have a DGP Adverse Effect or SOP Adverse Effect, as the case may be; provided, however, that the Managing General Partner shall not take any of the actions described in this subclass (A), whether or not it would have a DGP Adverse Effect or SOP Adverse Effect, as the case may be, without giving the Developer General Partner or SOP, as the case may be, reasonable prior written notice of such action to enable the Developer General Partner or SOP, as the case may be, to consult with the Managing General Partner with respect thereto;

             (B) cause or permit the Partnership to incur indebtedness (including any refinancing) other than: (I) indebtedness for money borrowed pursuant to the Financing Agreement as in effect on the Initial Funding Date including indebtedness incurred prior to the Term Loan Date as contemplated in the Project Budget; (II) indebtedness resulting from money borrowed for working capital necessary in the reasonable discretion of the Managing General Partner in connection with the operation of the Project so long as the aggregate outstanding principal amount of such indebtedness does not exceed $2,000,000 (except that such limitation shall not apply to loans, the proceeds of which are applied to finance capital improvements to the Project which are required as the result of changes in applicable environmental laws or Governmental Requirements) at any time; and (III) indebtedness for any obligations incurred in the ordinary course of the Partnership's business subsequent to the Term Loan Date which is not indebtedness for money borrowed

             (C) fund any reserves for the Partnership other than such reserves as (I) are required under the Financing Agreement, (II) the Managing General Partner determines to be reasonable, provided that the total reserves funded pursuant to this clause shall not exceed Two Million Dollars ($2,000,000) at any time (except that such limitation shall not apply to reserves for capital improvements required as the result of changes to applicable environmental laws or Governmental Requirements if, after using reasonable efforts, the Managing General Partner determines in good faith that the Partnership will be unable to obtain financing for such improvements), (III) are earmarked for boiler repair and/or replacement so long as the aggregate of the amount expended (other than out of existing reserves established specifically therefor) and/or reserved for such purposes during any twelve month period after the Term Loan Date does not exceed the amount provided therefor for that twelve month period on Exhibit C,
          (IV) are permitted under Section 8.2 if the Partnership is then in the process of liquidation, or (v) the General Partners may both from time to time reasonably determine to be appropriate; provided, however, that the Managing General Partner shall not fund any Additional Reserves, other than reserves which are required under the Financing Agreement, if and to the extent that after funding such reserves the Partnership will not have sufficient Available Cash to make distributions to each Partner during that fiscal year which at least equal the product of (x) the maximum Federal income tax rate applicable to individuals that year multiplied by (y) the amount of Partnership taxable income allocable to that Partner that year;

             (D) exercise any right of the Partnership under the Financing Agreement to reduce the amount of any type of loan commitment or loan availability; or

             (E) prior to the Term Loan Date, cause or permit the Partnership to incur any obligation which is not provided for in the Project Budget and which entails the payment of money in excess of $50,000 as to any one item or $800,000 in the aggregate;

     provided, however, that, notwithstanding the foregoing provisions, (1) if within a reasonable time after the giving of the notice required under
     Section 4.1(i) the Managing General Partner has not received the Consent of the Developer General Partner to any proposed action which is required to comply with the terms of, or to cure a material default under, any of the Material Project Documents, or to comply with any Governmental Requirements regarding the same (and any such action shall be conclusively presumed to have been so required if the Managing General Partner shall have received an opinion to such effect from reputable independent counsel), then the Managing General Partner may take such proposed action upon notice to the Developer General Partner that it is acting without the Consent, and over the objections, if any, of the Developer General Partner in that particular instance, but any similar future action will be subject to the Consent requirement of this Section 4.1(f) (i) and (2) if within a reasonable time after the giving of the notice required under Section 4.1(i) the Managing General Partner has not received the Consent of Syracuse Partners to any proposed action which is required to cure a material default under any of the Material Project Documents, or to comply with any Governmental Requirements (and any such. action shall be conclusively presumed to have been so required if the Managing General Partner shall have received an opinion to such effect from reputable independent counsel), then the Managing General Partner may take such proposed action upon notice to Syracuse Partners that it is acting without the Consent, and over the objections, if any, of Syracuse Partners in that particular instance (provided, that Syracuse Partners shall be. entitled to reasonably withhold its Consent to the cure of a material default under any of the Material Project Documents), but any similar future action will be subject to the Consent requirement of this Section 4.1(f) (i);

     (ii) Transfer the Project or any interest therein except in accordance with the terms of this Agreement;

     (iii)  cause or permit the dissolution of the Partnership;

     (iv) (A) cause or permit the sale of all or substantially all of the Partnership's assets (unless to be replaced with assets to perform substantially similar functions) or (B) prior to the First Flip Point, Transfer any of the Partnership's material assets, other than (1) Transfers in the ordinary course of business, (2) Transfers which, when taken together with all other such Transfers in the previous 12 calendar months, aggregate less than $250,000 and have no material adverse effect on the performance of the Project, (3) Transfers of assets which, in the Managing General Partner's reasonable judgment, are obsolete to the business of the

  Partnership, (4) Transfers of assets that are replaced by comparable assets of materially equivalent value and utility that (X) have a value of less than $1,000,000, (Y) are required, in the Managing General Partner's reasonable judgment, to be replaced to comply with any Governmental Requirements, or (Z) are, in the Managing General Partner's judgment, reasonably necessary replacements or (5) any Transfer of the Project Pipeline (provided, that such Transfer could not reasonably be expected to result in any DGP Adverse Effect or any SOP Adverse Effect); or

     (v) prior to the First Flip Point, make capital expenditures aggregating in excess of $400,000 in any 12 calendar months or enter into any contracts involving greater than $100,000 of expenditures per contract per year, in each case that are not reflected in the pro forma financial statements delivered to each of the Partners on the date hereof, other than (A) expenditures or contract reasonably necessary to comply with Governmental Requirements, the Financing Documents or the Project Documents (as defined in the Financing Agreement), (B) expenditures reasonably required in the context of emergencies or (C) expenditures reasonably required to expand the electrical generating capacity of the Project by means of modifications or enhancements to existing equipment in connection with obtaining an additional power sales agreement providing for the sale of such capacity and energy (the "Capacity Expansion"); provided, however. that with respect to the Capacity Expansion, (X) the Developer General Partner and Syracuse Partners each receives a report from Brown & Root USA, Inc., or from such other engineering firm as shall be reasonably selected by Syracuse Partners, which report shall be in form and scope reasonably acceptable to the Developer General Partner and Syracuse Partners and shall reach the conclusion that the Capacity Expansion is based on good engineering practices and could not reasonably be expected to result in a DGP Adverse Effect or an SOP Adverse Effect and (Y) the Managing General Partner shall have caused to be provided to each of the Developer General Partner and Syracuse Partners such other confirmation thereof as either of them shall have reasonably requested as to the absence of a DGP Adverse Effect or SOP Adverse Effect, respectively; and provided, further, that if either the Developer General Partner or Syracuse Partners gives or is deemed to have given its consent to the Capacity Expansion pursuant to this Agreement but does not elect to participate in the financing of the Capacity Expansion, it shall cooperate reasonably and in good faith with the other Partners to effect such financing (including the admission of new Limited Partners, provided that the relative voting and consent rights of each of the Developer General Partner and Syracuse Partners hereunder in relation to the voting and consent rights of the other Partners are not adversely affected) so long as such financing could not reasonably be expected to result in a DGP Adverse Effect or an SOP Adverse Effect;

     (vi) Prior to the first Flip Point, make any elective filing (other than routine filings in the ordinary course of business or filings mandated by Governmental Requirements) with the Federal Energy Regulatory Commission, or any successor thereto, with respect to the Project;

     (vii) Prior to the First Flip Point, make any election under any of the Material Project Documents. or take any action, to sell capacity or energy produced by the Project in excess of 80MW (except in connection with the Capacity Expansion);

     (viii) Prior to the First Flip Point, elect not to defer payments to Noranda, Inc. pursuant to Section 3.7 of the Gas Sales Contract; or

     (ix) Prior to the First Flip Point. take any action which could reasonably be expected to materially adversely affect the continued validity of the Canadian export licenses required for the export from Canada of natural gas to be supplied to the Project pursuant to the Fuel Supply Agreements (as defined in the Financing Agreement).

     (g) Notwithstanding the other provisions of this Agreement, no General Partner shall, without the Consent to the specific act by the other General Partner and a Majority in Interest of the Limited Partners (and in the case of clauses (i), (ii). (iv), (v), (vi), (vii), (viii), (ix) and (x) below prior to the First Flip Point, Syracuse Partners), have the authority to:

     (i)     perform any act in contravention of this Agreement;

     (ii) perform any act which would make it impossible to carry on the ordinary business of the Partnership;

     (iii) confess a judgment against the Partnership or in the case of the Managing General Partner, confess a judgment against itself if it would be entitled to indemnification with respect thereto pursuant to Section 4.4 hereof or otherwise by operation of law, unless prior to or simultaneously with confessing any such judgment the Managing General Partner waives in writing any such right to indemnification;

     (iv) possess Partnership property or assign its rights in specific Partnership property, for other than a Partnership purpose;

     (v) admit a Person as an additional or substitute General Partner, except in accordance with the terms of this Agreement;

     (vi)    change the nature of the Partnership's business;

     (vii) remove any General Partner, except in accordance with the terms of this Agreement;

     (viii) admit a Person as an additional or substitute Limited Partner, except in accordance with the terms of this Agreement;

     (ix) prior to the First Flip Point, take any action with respect to the Partnership described in clauses (a) through (f) of the definition of "Bankruptcy" herein (or consent thereto, as the case may be); or

     (x) consolidate the Partnership with or merge the Partnership into any other Person.

     (h) On and after the Second Flip Point (or the First Flip Point if it occurs after the Pro Forma End Date), all claims, disputes and other matters in question (collectively, "disputes") between the General Partners arising out of, or relating to, a Major Decision, shall be submitted to a meeting in person (or by telephone) of the President or Chief Executive Officer of each General Partner (or in the case of the Developer General Partner, of its general partner) or its designee who shall be an employee or officer of such General Partner or its Affiliate. Such a meeting shall be held within 30 days after request in a notice given by either General Partner to the other. In the event that any such dispute is not resolved at the meeting referred to in the preceding sentence, at the request of either party the General Partners will agree to promptly meet with a mediator acceptable to both General Partners for mediation with respect to such dispute. If such disagreement is not resolved within 30 days after the meeting referred to in the first sentence of this paragraph (i) or in any event 90 days following the notice for such meeting (whether or not a mediator has been engaged), either party may submit such dispute to binding arbitration, in which event such dispute shall be settled by arbitration and such arbitration shall be conducted on an expedited basis consistent with the commercial arbitration rules of the American Arbitration Association (the "Rules"). Such arbitration shall be effected by a panel of three arbitrators selected as hereinafter provided and shall be conducted in New York, New York in accordance with the Rules existing at the date thereof. The dispute shall be submitted to three arbitrators who are listed on the commercial panel of the American Arbitration Association, one arbitrator being selected by the Managing General Partner, one arbitrator being selected by the Developer General Partner, and the third being selected by the two arbitrators so selected. In the event that either General Partner, within 10 days after any notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof to the other, such arbitrator shall be selected by the American Arbitrator. Association. Judgment may be entered on any decision rendered by the arbitrators in any Federal or state court having jurisdiction. In the event that the arbitrators determine by a majority vote that the claim or defense of either party in the arbitration was meritless (that is, without justifiable merit), they .may, by majority vote, require that the party at fault pay or reimburse the other party for any or all of the following: (a) all fees and expenses of the arbitrators. (b) attorneys' and experts' fees and expenses, and (c) any other reasonable out-of-pocket expenses incurred by such other party in connection with the arbitration proceeding.

     (i) The Managing General Partner shall give the Developer General Partner and Syracuse Partners as much advance notice as is practicable under the circumstances before taking any action or making any determination involving a Major Decision (except that the Managing General Partner shall give the Developer General Partner and Syracuse Partners at least 30 days prior written notice of any action proposed to be taken pursuant to Section 4.1(f), or such lesser notice, the period of which is specified at the time of such notice, as is reasonably determined by the Managing General Partner to be the maximum available under the circumstances without significant potential risk to the Partnership, it being further agreed that if the Developer General Partner or Syracuse Partners (in those cases where the Consent of Syracuse Partners is required pursuant to the terms hereof), as the case may be, does not advise the Managing General Partner of its Consent to or disapproval of the proposed action within such 30 day or specified lesser notice period, then the Developer General Partner or Syracuse Partners, as the case may be, shall be deemed to have given its Consent to the action set forth in the notice, but not to any similar act in the future that is not specified in the notice); provided, however, that if the Developer General Partner or Syracuse Partners (in those cases where the Consent of Syracuse Partners is required pursuant to the terms hereof), as the case may be, fails to respond to any notice within 30 days or such specified lesser notice period, the Developer General Partner or Syracuse Partners, as the case may be, shall be deemed to have given its Consent to the Major Decision proposed to be taken by the Managing General Partner.

     4.2.  Transactions with Related Parties; Fiduciary Duties; Etc. (a) With
           --------------------------------------------------------
respect to Partnership affairs, the General Partners shall always act as fiduciaries for the benefit of the Partnership. No agreement between the Partnership and any Partner or Related Party of a Partner shall be binding upon the Partnership, and no General Partner shall have the authority to enter into any such agreement on behalf of the Partnership, unless such Agreement is Consented to by both General Partners (and, in the case of agreements between the Partnership and the Managing General Partner or any Related Party thereof prior to the First Flip Point, Consented to by Syracuse Partners). The General Partners and Syracuse Partners hereby Consent to the Gas Sales Contract. Each Partner acknowledges that Noranda Inc.. North Canadian Power North Incorporated, Canadian Oils Limited, North Canadian Marketing Corporation and Canadian Hunter Exploration Ltd. are each a Related Party of NCP Syracuse and Syracuse Partners.

     (b) Notwithstanding anything in this Agreement to the contrary and subject to the other provisions of this paragraph (b) and paragraphs (c) and (d) of this
Section 4.2, The Managing General Partner shall administer on behalf of the Partnership any agreement approved by the Developer General Partner (and, when required, Syracuse Partners) to which the Partnership and any Related Party of the Managing General Partner are parties (an "Affiliate Contract"). The Managing General Partner covenants and agrees that in dealing with its related Party with respect to any matters concerning an Affiliate Contract, the Managing General Partner shall conduct itself as if it were dealing on an arm's-length basis with an unrelated third party and shall comply with the provisions of paragraphs (c) and (d) of this Section 4.2.

     (c) In the event of a dispute or a breach by any Party to an Affiliate Contract or a force majeure event under an Affiliate Contract (other than an event of Force Majeure under the Gas Sales Contract which is discussed in paragraph (d) below), the Managing General Partner shall act only in accordance with the following procedures, except as such procedures may be modified by agreement of the General Partners in any applicable situation:

       (i) The Managing General Partner shall provide the Developer General Partner and, prior to the First Flip Point, Syracuse Partners with telephonic or personal notice immediately, and in any event within two business days of becoming aware of the dispute, breach or force majeure event (collectively, the "Problem"), and written notice (the "AC Notice") detailing the Problem within five business days of becoming aware of the Problem.

       (ii) The Managing General Partner shall act diligently to resolve the Problem within a period of time beginning on the date that the Managing General Partner becomes aware of the Problem and ending on the day that is the earlier to occur of (A) 30 days after the date of the AC Notice or (B) 10 days prior to the date on which the Partnership is required to take any action or exercise any option or right under the terms of the Affiliate Contract or pursuant to applicable law in order to preserve such right or option, or such later day as may be agreed to by the Developer General Partner and, prior to the First Flip Point, Syracuse Partners.

       (iii) The Managing General Partner shall keep the Developer General Partner and, prior to the First Flip Point, Syracuse Partners advised of the status of the Problem and its efforts to resolve the Problem including all meetings and the various resolutions proposed to resolve the Problem. If the Agent participates in any of the meetings with the Related Party during the period described in (ii) above, the Developer General Partner and, prior to the First Flip Point, Syracuse Partners shall have the same right of participation.

       (iv) If the Managing General Partner has worked out a proposed resolution (the "Proposed Resolution") to the Problem, the Managing General Partner shall discuss such Proposed Resolution with the Developer General Partner, the Agent and, prior to the First Flip Point, Syracuse Partners. The Managing General Partner shall be required to secure the approval of the Developer General Partner and, prior to the First Flip Point, Syracuse Partners to the Proposed Resolution before implementing the Proposed Resolution, which approval shall not be unreasonably withheld. If the Agent has approved the Proposed Resolution (as required under the Financing Agreement or any successor or subsequent such agreement defining the responsibilities of the Agent) and the Proposed Resolution does not have a DGP Adverse Effect or SOP Adverse Effect, as the case may be, the Developer General Partner and Syracuse Partners (to the extent Syracuse Partners' approval is required) shall be deemed to have approved the Proposed Resolution. If the Proposed Resolution does have a DGP Adverse Effect or SOP Adverse Effect, as the case may be, the Developer General Partner and, prior to the First Flip Point, Syracuse Partners shall be entitled to conduct further discussions with the Agent of modification of the Proposed Resolution, it being agreed that final approval of the Proposed Resolution (as it may be modified) by the Agent shall be binding on the Managing General Partner, the Developer General Partner and Syracuse Partners.

       (v) If the Managing General Partner is not successful in working out a Proposed Resolution within the period provided in clause (ii) above, the Developer General Partner, the Agent and, prior to the First Flip Point, Syracuse Partners (or the Developer General Partner .and, prior to the First Flip Point, Syracuse Partners alone if there no longer is an Agent) shall have the right in good faith jointly to work out the Problem and/or jointly to enforce the rights and remedies available to the Partnership with respect to the Affiliate Contract, including but not limited to, the right to retain attorneys, at the Partnership's expense, to advise the Developer General Partner and, prior to the First Flip Point, Syracuse Partners as to the Partnership's rights under such contract, to commence and control the prosecution of any lawsuit, arbitration or other action or proceeding in the name and on behalf of the Partnership, to control the defense of any lawsuit against the Partnership with respect to claims arising under such Affiliate Contract, and to waive, extend, modify, amend, terminate or exercise any right or other options of the Partnership which are the subject of such suit or claim; provided, however, that the Developer General Partner and, prior to the First Flip Point, Syracuse Partners shall act ~n a manner consistent with their fiduciary duty to the other Partners notwithstanding the fact that any particular course of action may have a DGP Adverse Effect or SOP Adverse Effect, as the case may be; and provided, further, that the Developer General Partner and, prior to the First Flip Point, Syracuse Partners shall keep the Managing General Partner advised as to the progress of any actions taken by the

  Developer General Partner and, prior to the First Flip Point, Syracuse Partners and of the terms of any settlement to enable the Managing General Partner to consult with the Developer General Partner and, prior to the First Flip Point, Syracuse Partners regarding the actions and/or proposed settlement.

     (d) In the event of an event of Force Majeure under the Gas Sales Contract, the Managing General Partner shall act only in accordance with the following procedures, except as such procedures may be modified by agreement of the General Partners and, prior to the First Flip Point, Syracuse Partner in any applicable situation:

     (i) The Managing General Partner shall provide the Developer General Partner and, prior to the First Flip Point, Syracuse Partners with telephonic or personal notice detailing the force majeure event (the "Event") immediately and in any event within two business days of becoming aware of the Event and written notice within five business days of becoming aware of the Event.

     (ii) The Managing General Partner shall use its best efforts to devise a course of action to deal with the Event. The Managing General Partner shall set up a meeting with the Developer General Partner, the Agent and, prior to the First Flip Point, Syracuse Partners to determine how to proceed. The Managing General Partner and the Developer General Partner and, prior to the First Flip Point, Syracuse Partners shall cooperate with one another and with the Agent and shall follow the course of action approved by the Agent. If there is no Agent, the Developer General Partner, the Managing General Partner and, prior to the First Flip Point, Syracuse Partners shall endeavor in good faith to agree upon a course of action. If they cannot agree within 10 days after the giving of the written notice provided for in clause (i) above, they shall submit the question to arbitration using the procedures set forth in
  Section 4.1(h) (provided, that if such arbitration takes place prior to the First Flip Point, then such arbitration shall be conducted before a single arbitrator who shall determine, following an arbitration conducted in accordance with the rules of the American Arbitration Association, how the Partnership is to proceed), it being agreed that the arbitrators may take into account the effect of any DGP Adverse Effect or SOP Adverse Effect, as the case may be, and any other adverse effects of any proposed course of action in determining how the Partnership is to proceed.

     4.3.  Right of Public to Rely on Authority of the Managing General Partner.
           --------------------------------------------------------------------
No Person shall be required to determine the authority of the Managing General Partner to undertake any act or execute any contract on behalf of the Partnership, or to see to the application or distribution of revenues or proceeds paid to the Managing General Partner as a representative of the Partnership.

     4.4.  Liability of the General Partners; Indemnification of Partners. (a)
           --------------------------------------------------------------
No General Partner or its Affiliates shall be liable to the Partnership or to any Partner for any loss suffered by the Partnership or any Partner which arises out of any action or inaction of any General Partner or its Affiliates if such General Partner or its Affiliates, in good faith, determined that such course of conduct was in the best interests of the partnership (and, in the case of any affirmative action taken on behalf of the Partnership. the General Partner reasonably believed such action to be within the scope of the authority granted to it by this Agreement) and such course of conduct did not constitute gross negligence, willful misconduct or breach of fiduciary duty of the General Partner or its Affiliates or a material breach of this Agreement by such General Partner; provided, however, that no General partner shall be liable to any other Partner for any matter for `which it has received the Consent of such other Partner. No General Partner shall be liable to any Limited Partner or any beneficial owner of any Limited Partner for any uninsured liability, loss or expense to the Partnership, including without limitation reasonable attorneys' fees, litigation costs, settlement amounts and judgments, attributable to the negligence or willful misconduct of the contractor under the Construction Contract.

     (b) The General Partners shall be indemnified by the Partnership against any liability, loss or expense, including without limitation reasonable attorney's fees, litigation costs, settlement amounts and judgments, incurred by any of them for any act or omission to act performed or omitted in good faith and reasonably believed by such General Partner to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership unless it constituted gross negligence, willful misconduct or (in the case of the Managing General Partner), breach of fiduciary duty of such Partner or a material breach of this Agreement by the Managing General Partner. Any indemnity under this Section 4.4(b) shall be paid from, and only to the extent of, the assets of the Partnership, and no Partner shall have any personal liability therefor. Notwithstanding the foregoing, however, in any situation where an indefinable claim has been asserted against more than one Partner, all such Partners shall use the services of the same firm of attorneys (which firm shall be selected by the Managing General Partner, subject to the reasonable approval of the other Partners against whom-such claim shall have been asserted) in the defense against such claim, except to the extent of a conflict of interest between such Partners on any issue related to the defense against such claim.

     (c)(i) Each partner shall indemnify the other Partners (including any other General Partners) on an after-tax basis for any reduction in the other Partners' benefits participation in the Partnership which is caused directly or indirectly by the indemnifying Partner's gross negligence, willful misconduct or breach of fiduciary duty or material breach of the Partnership Agreement; provided, however, that no Partner shall be liable to any other Partner for any matter which has received the Consent of such other Partner or for any loss caused by such other Partner's own gross negligence or misconduct.

     (ii) If the Indemnifying Partner and the Partners entitled to indemnification under Section 4.4(c) (the "Indemnified Partners") agree to settle the indemnity by means of a Transfer of a portion of the Indemnifying Partner's (or a related General Partner's or Limited Partner's) Interest, the transferring Partner shall further indemnify the Indemnified Partners from any liabilities which may be associated with the transferred Interest which arose prior to the date of the Transfer and were not disclosed as of the date of the Transfer.

     (d) Syracuse Partners shall be jointly and severally liable with NCP Syracuse for any liability of NCP Syracuse to any other Partner pursuant to this
Section 4.4; provided, however, that the liability of Syracuse Partners for actions of NCP Syracuse under this Section 4.4 shall be limited to such portion, if any, of its Interest (including but not limited to its interest in

Partnership distributions) as is equal to the excess, if any, of (i) the greater of (A) the aggregate percentage of distributions in the Partnership beneficially held, directly or indirectly, by NCP Syracuse and its Affiliates (other than Syracuse Partners) or (B) the amount of the Keep Requirement over (ii) the portion of the amount of the Keep Requirement inuring to NCP Syracuse either directly as Managing General Partner or through its direct interest in Syracuse Partners.

     4.5.  Limitations on Limited Partners. No limited Partner shall, in its
           -------------------------------
capacity as a Limited Partner: (a) be permitted to take part in the management or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; (c) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership; or (d) hold itself out as having any status other than that of a Limited Partner or as having rights, powers or privileges other than those provided by law or this Agreement. The exercise by any Limited Partner of any rights granted pursuant to any Direction of this Agreement shall not be deemed to constitute management or control of the Partnership business or otherwise violate the immediately foregoing sentence. Any Limited Partner who acts in contravention of this Agreement and thereby causes itself to be deemed a general partner for liability purposes shall under no circumstances be construed as receiving a grant of power to act or authority to act in such capacity under this or any other provision of this Agreement.

     4.6.  Rights of Partners. In addition to those rights provided by this
           ------------------
Agreement, the Partners have those rights provided to them by the Act (except as otherwise provided herein) and all Partners shall have the right to:

       (i) Have the Partnership books kept at the principal place of business of the Managing General Partner at 1100 Town and Country Road, Suite 800, Orange, California 92668 or, if the Managing General Partner so elects, at the Partnership's principal place of business, and at all reasonable times to inspect and copy any of them; and

       (ii) Have on demand true and full information of all matters affecting the Partnership, and a formal account of the Partnership's affairs whenever circumstances render it just and reasonable.

     4.7.  Liability of Limited Partners. Except to the extent otherwise
           -----------------------------
provided in Section 4.4 or Section 6.6, so long as it complies with the provisions of Section 4.5, the liability of each Limited Partner for the losses, debts and obligations of the Partnership shall be limited to such Limited Partner's Capital Contribution and its share of any undistributed distributions; provided, however, that under applicable partnership law, a Limited Partner may be liable to the Partnership to the extent of previous distributions made to it in the event that the Partnership does not have sufficient assets to discharge its liabilities.

     4.8.  Limitation of Liability. Notwithstanding any other provision of this
           -----------------------
Agreement or the Act, no General Partner and no Affiliate of any General Partner, shall be liable to any Partner (including any General Partner) or the Partnership for incidental, special or consequential damages of any kind, whether a claim is based upon this Agreement, contract, tort (including negligence), strict liability or other theory of law.

                                   ARTICLE V


           Representations, Warranties and Covenants of the Partners
           ---------------------------------------------------------

     5.1.  General Representations and Warranties. Each of the Partners
           --------------------------------------
represents and warrants as of the date hereof, as follows:

     (a) That it is a duly formed and validly existing corporation or limited partnerships as the case may be, under the laws of the state of its incorporation or formation, and that it is or will be duly qualified to operate as a foreign corporation or limited partnership, as the case may be, in all states requiring such qualification in order to own its assets and properties and to carry on its business in the jurisdictions where it owns or leases or will own or lease such assets or properties or carries on or will carry on such business, except where the failure so to qualify would not have a material adverse effect on the results of operations or financial condition of the Partnership.

     (b) The execution, delivery and performance by it of this Agreement (i) have been duly authorized by all necessary corporate or partnership action, as the case may be, (ii) do not contravene any material provision of any material indenture, agreement or other instrument to which it is a party, or by which it or any of its properties is bound, and (iii) do not and will not conflict with, result in a breach of or constitute (with notice or lapse of time or both), a default under any such indenture, agreement or other instrument.

     (c) This Agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of it, except insofar as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by moratorium laws from time to time in effect or general equitable principles.

     (d) The execution, delivery and performance by it of this Agreement do not violate any provision of any Governmental Requirement or award presently in effect having applicability to the Partnership or to it, except those the violation of which would not have a material adverse effect on the Partnership or on it.

     (e) There are no actions, suits or proceedings pending or, to its knowledge, threatened against it in any court or by or before any Governmental Authority, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement.

     5.2.  Covenants of Partners. Each of the Partners covenants and agrees with
           ---------------------
the Partnership and the other Partners for the term of this Agreement, as follows:

     (a) It shall forward to the General Partners a copy of any notice received by it of any default under any agreement or instrument to which the Partnership is a party or by which it is bound.

     (b) It will not knowingly take any action that would cause the Partnership to be treated for Federal income tax purposes other than as a partnership as defined in Code section 7701(a)(2) as in effect on the date hereof.

     (c) It has not taken and will not take any action that may adversely affect the status of the Project as a qualifying cogeneration facility under PURPA, or which may cause the Partnership or any Partner to be a "public utility holding company" within the meaning of PUHCA.

     5.3.  Representations and Warranties of the Developer General Partner. The
           ---------------------------------------------------------------
Developer General Partner represents and warrants as of the date hereof, as follows:

     (a) The Developer General Partner (i) has all requisite power and authority to own or hold under lease the property which it owns or holds under lease and to transact the business it has transacted and proposes to transact and (ii) had at the time of execution or issuance all requisite power and authority to enter into and perform all the agreements listed in Exhibit F to which the Developer
                                              ---------
General Partner is a party and to obtain and comply with all of the permits listed in Exhibit F which were issued to the Developer General Partner or the
          ---------
Partnership and to execute on behalf of the Partnership, in its capacity as a general partner of the Partnership, all of the agreements listed in Exhibit F
                                                                    ---------
which were executed on behalf of the Partnership prior to the date on which the First Amended and Restated Agreement of Limited Partnership dated as of April 5, 1991, was executed and delivered (the "First Restatement Date").

     (b) Gas Orange Development, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own or hold under lease the property that it purports to own or hold under lease, respectively, to transact the business that it has transacted and proposes to transact and to execute on behalf of the Developer General Partner all of the agreements listed in Exhibit F to which the
                                                          ---------
Developer General Partner is a party and to execute on behalf of the Developer General Partner, in its capacity as a general partner of the Partnership, all of the agreements listed in Exhibit F which were executed by the Developer General
                         ---------
Partner on or prior to the First Restatement Date on behalf of the Partnership.

     (c) True and complete copies of every material agreement that existed as of the First Restatement Date and which were required to be obtained or entered into by the Partnership in order to close under the Financing Agreement and to conduct its business that were known as of such date to the Developer Entities have been provided to North Canadian Power Incorporated, directly or through its consultant, PDC Consulting Partners. To the best of the knowledge of the Developer General Partner, subject to prospective or pending proceedings or applications disclosed in Exhibit M to the Financing Agreement, each of the
                          ---------
Operative Documents to which any of the Developer Entities was a party as of such date was in full force and effect as of such date, and no default existed thereunder on the part of any party thereto. Except for the agreements disclosed on Schedule III or Exhibit F and any agreements to which NCP Syracuse is
                   ---------
a signatory (for itself or on behalf of the Partnership), no other material agreements entered into by any of the Developer Entities on or prior to the First Restatement Date will be binding upon or subject the Partnership to any obligations after the Initial Funding Date or grant any Person an interest in the Partnership.

     (d) Except as disclosed on Exhibit G, there are no material actions, suits,
                                ---------
investigations or proceedings pending or, to the knowledge of the Developer Entities, threatened against or affecting any of the Developer Entities or any property of the Partnership in any court or before any arbitrator of any kind or before or by any Governmental Authority; and none of the Developer Entities is in default with respect to any order of any court, arbitrator or Governmental Authority. None of the Developer Entities is in violation of any statute or the rule or regulation of any Governmental Authority affecting the Project, the violation of which might materially and adversely affect the business. operations or properties of the Partnership.

     (e) As of the First Restatement Date, the Partnership was not liable for any material debt or subject to any material claim of any sort other than debts and claims that are listed on Exhibit H which have been or are hereby expressly
                              ---------
assumed by the Partnership) or that exist or will arise under the agreements listed on Exhibit F. The aggregate value of non-material debts and/or claims was
          ---------
not greater than $100,000.

     (f) To the best of the knowledge of the Developer Entities, as of the First Restatement Date they provided to North Canadian Power Incorporated, either directly or through its consultant, PDC Consulting Partners, all material information relating to the Project and in their possession which was requested by an officer of North Canadian Power Incorporated or by PDC Consulting Partners.

     5.4.  Covenant of the Developer General Partner. During the term of this
           -----------------------------------------
Agreement, the Developer General Partner shall cooperate, as requested by NCP Syracuse, in assisting the Partnership in procuring whatever permits need be obtained after the Initial Funding Date in order to own, construct or operate the Project and in securing the execution of any agreements which need to be entered into by the Partnership after the Initial Funding Date in connection with the Partnership's ownership, construction, operation or maintenance of the Project.

     5.5.  Representations. Warranties and Covenants of the Managing General
           -----------------------------------------------------------------
Partner. The Managing General Partner hereby represents and warrants as of the
-------
date hereof, and covenants and agrees with the Partnership and the other Partners for the term of this Agreement, as follows:

     (a) NCP Syracuse is, and during the term of this Agreement shall continue to be, (i) a wholly owned subsidiary of North Canadian Power Incorporated, a California corporation, and (ii) together with Syracuse Investments, the sole general partners of Syracuse Partners.

     (b) NCP Syracuse currently owns, and during the term of this Agreement shall continue at all times to own, directly and indirectly through its ownership of an interest in Syracuse Partners, an interest in the distributions of Available Cash of the Partnership own or would entitle it to receive, directly or indirectly, a percentage of a hypothetical distribution of one dollar of Available Cash made at that time (assuming that the aggregate prior distributions during the year in question are at least $1.00 less than the Tranche 1 Threshold for such year) that is (x) not less than 9.9 percent or to the First Flip Point, or (y), except as permitted by clause (z) below, not less than 5.9 percent after the First Flip Point and so long as Orange Partners' exonerate Post-Flip Interest is 50 percent or (z) not less than 3.4 percent after the Second Flip Point (or the First Flip Point, if it occurs after the Pro Forma End Date) and so long as Orange Partners' aggregate Post-Flip Interest is greater than 50 percent (the "Keep Requirement").



        (c) NCP Syracuse was not aware as of the First Restatement Date of any material information relating to the Project which was requested by North Canadian Power Incorporated, either directly or through its consultant, PDC Consulting Partners, and was not provided by the Developer Entities.


                                  ARTICLE VI
                Capital Accounts, Distributions and Allocations
                -----------------------------------------------

   6.1. Establishment of Capital Accounts. (a) A separate Capital Account
        ---------------------------------
shall be maintained for each Partner. The Capital Account of each Partner shall be (x) increased by the amount of money contributed by that Partner (or treated as contributed pursuant to Section 3.1(a)) to the Partnership and the Net Agreed Value of any Contributed Property contributed to the Partnership by such Partner plus all Profit and Gain on Disposition adjusted in accordance with Section 6.1(b) and allocated to the Partner in the same manner as provided in Section
6.3 (but without regard to Section 6.3(d)), 6.4 or 6.5 and all contributions deemed made pursuant to this Agreement, and (y) decreased by the sum of (i) all Loss and Loss on Disposition computed in accordance with Section 6.1(b) and allocated to the Partner in the same. manner as provided in Section 6.3 (but without regard to Section 6.3(d)), 6.4 or 6.5 and (ii) all cash and the Net Agreed Value of any property distributed by the Partnership to such Partner pursuant to Sections 6.2 and 8.2 and all distributions deemed made pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Capital Account of a Partner shall be determined and maintained throughout the full term of the Partnership in all events in accordance with the rules set forth in Treasury Regulations (S) 1.704-1(b)(2)(iv) to the extent that any provision of this Agreement is inconsistent with the requirements of Treasury Regulations (S) 1.704-1(b)(2)(iv), such Treasury Regulations shall control. Any reference in this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.


   (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in Capital Accounts (including, without limitation, all Profit, Loss, and Gain or Loss on Disposition), the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for Federal income tax purposes, except that:

    (i) Any deductions for depreciation, depletion or amortization attributable to a Contributed Property shall be determined as if the Adjusted Basis of such Partnership asset on the date it was acquired by the Partnership was equal to the Carrying Value of such Partnership asset as of such date;

    (ii) Any income, gain or loss attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as if the Adjusted Basis of such Partnership asset as of such date of disposition was equal to the amount of the Carrying Value of such Partnership asset as of such date;

    (iii) If the Managing General Partner determines to make any distribution to a Partner in other than cash (including liquidating distributions pursuant to Section 8.2), the Capital Account of each Partner, immediately prior to such distribution, shall be appropriately adjusted upward or downward to reflect the portion of any Unrealized Gain or Unrealized Loss attributable to the distributed property that would be allocated to such Partner if the distributed property were sold for its Fair Market Value on the date of the distribution in a taxable disposition;

    (iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an interest in the Partnership that can neither be deducted nor amortized under Section 709 of the Code as treated as items of deduction;and

    (v) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership except to the extent required by Treasury Regulations
(S) 1.704-1(b)(2)(iv)(m)) and, as to those items described in Section 705
(a)(1)(B) or Section 705 (a)(2)(B) of the Code, without regard to the fact that such items are not ineludible in gross income or are neither currently deductible nor capitalizable for Federal income tax purposes.

    (c) A transferee of a Partnership interest shall succeed to the Capital Account attributable to the transferred interest, and there shall be no adjustment to the Capital Accounts as a result of such Transfer except as otherwise required under Treasury Regulations 1.704-1. However, if the Transfer causes a termination of the Partnership under Section 708(b)(l)(B) of the Code, Partnership property shall be deemed to have been distributed in liquidation of the Partnership to the Partners existing immediately subsequent to the Transfer. and recontributed by such Partners in reconstitution of the Partnership. Upon such recontribution, the Partnership properties shall be treated as Contributed Property and the Capital Accounts of the Partners in such reconstituted Partnership shall be maintained in accordance with the principles of this
Article VI.

    (d) The Managing General Partner shall, at the request of any Partner benefited thereby, make the election provided for in Section 754 of the Code on behalf of the Partnership with respect to any taxable year. In the event such election is made, thereafter the Managing General Partner may, in its sole and absolute discretion, seek to revoke any such election.

    6.2. Distributions of Cash Items.
         ---------------------------

       (a) Initial Distribution. On the Term Loan Date or as soon thereafter
           --------------------
as funds are available, the Partnership shall pay to Orange Partners and Kronish, Lieb, Weiner & Hellman, in such ratio as they may advise the Managing General Partner, as additional development and legal fees the amount, if any, by which (i) the Project Cost Excess exceeds (ii) the amount necessary to pay all items of higher priority then outstanding in accordance with Section 6.9 .

       (b) Before the Pro Forma End Date. Until the occurrence of the earlier of
           -----------------------------
the Pro Forma End Date or the First Flip Point, Available Cash for each calendar year shall be distributed, subject to the further provisions of this Section 6.2, as follows:

        (i) 89% to Syracuse Partners, 1% to NCP Syracuse. 1% to Orange Partners (in its capacity as Developer General Partner), and 9% to Orange Partners (in its capacity as a Limited Partner) until an amount equal to the Tranche 1 Threshold for that year has been distributed pursuant to this clause
(i);

        (ii) Next, 19% to Syracuse Partners, 1% to NCP Syracuse, 1% to Orange Partners (in its capacity as Developer General Partner), and 79% to Orange Partners (in its capacity as a Limited Partner) until an amount equal to the Tranche 2 Amount for that year has been distributed pursuant to this clause
(ii); and

        (iii) Any remaining Available Cash for the year shall be distributed 49% to Syracuse Partners, 1% to Orange Partners (in its capacity as the Developer General Partner), 1% to NCP Syracuse, and 49% to Orange Partners (in its capacity as a Limited Partner).

        (c)     After the Pro Forma End Date if First Flip Point Not Achieved.
                -------------------------------------------------------------
If the First Flip Point has not occurred prior to the Pro Forma End Date, then for all calendar quarters beginning after the Pro Forma End Date, Available Cash shall be distributed 89% to Syracuse Partners, 1% to NCP Syracuse, 1% to Orange Partners (in its capacity as the Developer General Partner), and 9% to Orange Partners (in its capacity as a limited Partner) until the occurrence of the First Flip Point.


        (d)     After the First Flip Point. Notwithstanding paragraphs 6.2(b)
                --------------------------
and 6.2(c), after sufficient allocations or distributions have been made to reach the First Flip Point, Available Cash shall be distributed to the Partners in proportion to their Post-Flip Interests, it being intended that (i) if on any distribution date the Available Cash exceeds the amount needed to achieve the First Flip Point, all cash distributed that day which exceeds the amount of cash that must be distributed pursuant to the other applicable provisions of this
Section 6.2 in order to achieve the First Flip Point shall be distributed to the Partners pursuant to this paragraph (d) in proportion to the Partners' then applicable Post-Flip Interests, and (ii) if on any distribution date the Available Cash exceeds the amount needed to achieve the Second Flip Point, all cash distributed that day which exceeds the amount of cash that must be distributed pursuant to this paragraph or any other applicable provisions of this Section 6.2 in order to achieve the Second Flip Point shall be distributed to the Partners pursuant to this paragraph (d) in proportion to the Partners' Post-Flip Interests applicable after the achievement of the Second Flip Point.

     (e) Determination of Available Cash. Available Cash shall be the determined
         -------------------------------
by Managing General Partner as of the end of each calendar quarter and shall be computed as if all expenses accrued as of the end of the period had been paid in cash, and all income accrued as of the end of the period had been received in cash. Available Cash as so determined shall, to the extent the cash is actually available for distribution (and taking into account the provisions of Section 6.7(a)) be distributed at such times and in such amounts as the Managing General Partner shall determine but not less often than annually, and if not otherwise restricted by any Material Project Document, within 30 days after the close of each fiscal quarter of the Partnership. Subject to the provisions of any applicable agreement to which the Partnership is a party, Available Cash to the extent of any Net Capital Receipts shall be distributed as soon as reasonably practicable after such Net Capital Receipts arise.

     (f) Adjustments to Distributions. Quarterly distributions pursuant to
         ----------------------------
paragraph 6.2(b) shall be made by the Partnership in proportion to each Partner's share of the total distributions that are expected to be made pursuant to paragraph 6.2(b) for the entire fiscal year, using appropriate and reasonable assumptions made by the Managing General Partner concerning the Partnership's financial results for the entire year. Any resulting overpayments or underpayments will be adjusted in the next quarterly distribution, without interest.

     6.3. Allocations of Tax Items.
          ------------------------

     (a) Special Allocations. For any fiscal year in which a distribution is
         -------------------
made to any Partner pursuant to paragraphs 6.2(b)(ii), 6.2(b)(iii), 6.2(c), 6.2(d) or 6.7(d), an amount of gross revenues equal to the amount so distributed shall be specially allocated to that Partner. The Partnership's construction period interest expenses accrued prior to the Term Loan Date attributable to financing the prepaid gas supply shall be specially allocated to the Limited Partners in the ratio of 92.8% to Orange Partners and 7.2% to Syracuse Partners until an aggregate of $3,333,333 of such expenses has been specially allocated to Orange Partners pursuant to this paragraph (a)

     (b) Profits. Profits, as calculated after appropriate increase or decrease
         -------
for the special allocations of gross revenues and expenses provided for in paragraph 6.3(a), shall be allocated as follows:

     (i) for any fiscal year up to the fiscal year in which the First Flip Point occurs, 89% to Syracuse-Partners, 1% to NCP Syracuse, 1% to Orange Partners (in its capacity as Developer General Partner) and 9% to Orange Partners (in its capacity as a Limited Partner); and

     (ii) for each fiscal year beginning with the year in which the First Flip Point occurs, Profits shall be allocated to the Partners (subject to Section 6.3(d) hereof) so that after the allocation of Profits for the year, the Capital Account balances of the Partners (whether positive or negative) as of the end of the year (determined after deducting any distributions which would be made other than according to the Post-Flip Interests) shall be proportional to their relative Post-Flip Interests. If the allocation required to be made pursuant to the preceding sentence would not be sufficient to make the Capital Accounts proportional to the Post-Flip Interests, Profits shall instead be allocated so as to minimize the aggregate differences between, for each Partner, (A) the percentage that the Capital Account balance of that Partner is of the total Capital Account balance of all Partners, and (B) that Partner's Post-Flip Interest.


    (c) Losses. Losses, as calculated after appropriate increase or decrease for the special allocations of gross revenues and expenses provided for in paragraph 6.3(a), shall be allocated as follows:

      (i) first, for any fiscal year up to the year in which the First Flip Point occurs, 89% to Syracuse Partners, 1% to NCP Syracuse, 1% to Orange Partners (in its capacity as Developer General Partner), and 9% to Orange Partners (in its capacity as a Limited Partner);

      (ii) for each fiscal year beginning with the year which the First Flip Point occurs, Loss shall be allocated to the Partners (subject to paragraph 6.3(d) so that after the allocation of Loss for the year, the Capital Account balances of the Partners (whether positive or negative) as of the end of the year (determined as deducting any distributions which would be made other than according to the Post-Flip Interests) shall be proportional to their relative Post-Flip Interests. If the allocation required to be made pursuant to the preceding sentence would not be sufficient to make the Capital Accounts proportional to the Post-Flip Interests, Losses shall instead be allocated so as to minimize the aggregate differences between, for each Partner, (A) the percentage that the Capital Account balance of that Partner is of the total Capital Account balance of all Partners, and (B) that Partner's Post-Flip Interests. If at the time of any allocation of Losses pursuant to this clause
  (ii) one or more Partners have positive Capital Account balances and one or more Partners have negative Capital Account balances, Losses will first be allocated to the Partners having positive Capital Account balances (and among them in accordance with the preceding provisions of this clause (ii)) until their Capital Account balances are reduced to zero.

      (d) Contributed Property. In the case of a Contributed Property, item of
          --------------------
gain, loss or deduction attributable thereto (including depreciation on, and gain or loss with respect to the disposition of, the Contributed Property) shall be allocated, for Federal income tax purposes, first, among the Partners in a manner that takes into account the variation at the time of contribution between the Carrying Value of such property and its Adjusted Basis (in accordance with Section 704(c) of the Code) and second, any such remaining items shall be allocated in accordance with Sections 6.3(b), 6.3(c), 6.3(e), 6.3(f) or 6.5, as appropriate. Each Partner contributing Contributed Property to the Partnership shall promptly advise the Partnership as to its Adjusted Basis in such Contributed Property at the time of contribution to the Partnership.

      (e) Gain on Disposition. Gain on Disposition shall be allocated first,
          -------------------
toPartners in proportion to and to the extent of any deficit balances in their respective Capital Accounts until all such Capital Accounts shall have been restored to zero, and second, to the Partners in such amounts as shall cause their Capital Account balances, prior to the distribution of Net Capital Receipts, to be equal to the amounts that would be distributed to each Partner if the Net Capital Receipts were distributed in accordance with the requirements of Section 6.2(e).

    (f) Loss on Disposition. Loss on Disposition shall be allocated first, to
        -------------------
the Partners in proportion to and to the extent of any positive balances in their respective Capital Accounts until such Capital Accounts have been reduced to zero, and second, to the General Partners in accordance with the requirements of Section 6.3(c).

   (g)   Recapture Income. To the extent of any Recapture Income resulting from
         ----------------
sale or other taxable disposition of a Partnership asset, the amount of any gain from such disposition allocated to each of the Partners pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner (or a predecessor in interest) has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

    (h)  Interim Allocations. The Partnership shall make an interim closing of
         -------------------
books for purposes of determining the allocations and distributions required under this Article VI in the event of any Transfer of a Partnership interest during a taxable year.

    6.4. Recharacterization of Fees and Guaranteed Payments. Notwithstanding
         --------------------------------------------------
the provisions of Section 6.3, if any fees, interest or other amounts paid or payable to any General Partner or any of its Affiliates pursuant to this Agreement are deducted by the Partnership in reliance on Sections 707(a) or 707(c) of the Code, and such fees, interest nor other amounts are disallowed as deductions to the Partnership and are recharacterized as Partnership distributions, then there shall be allocated to such General Partner, prior to the allocations pursuant to Section 6.3, an amount of Partnership gross income for the year in which such fees, interest or other amounts are treated as Partnership contributions equal to such fees, interest or other amounts treated as distributions.

    6.5. Conformity with Treasury Regulations. (a) In accordance with and pursuant to Treasury Regulations (S) 1.704-1T(b)(4)(iv)(e) and (h)(4), if there is a net decrease in either the Partnership's Minimum Gain or Minimum Gain Attributable to Partner Nonrecourse Debt or both during any taxable year, all Partners (including each General Partner) with deficit Capital Account balances at: the end of such year as determined immediately prior to the allocation of Profit and Loss for such year) in excess of the amount they are obligated to restore (or deemed obligated to restore under the Treasury Regulations) on a liquidation of the Partnership or such Partner's interest in the Partnership shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such excess or, if greater, all Partners (including each General Partner) shall be allocated, before any other allocation is made of Partnership items for the taxable year, items of income and gain for such year, and if necessary, subsequent years, in an amount equal to the portion of such Partner's share of the net decrease in Minimum Gain or Minimum Gain Attributable to Partner Nonrecourse Debt or both that is allocable to the disposition of Partnership property subject to such debt, as determined pursuant to Treasury Regulations (S) 1.704-1T(b)(4)(iv)(e)(2) and (h)(4) To the extent that the Partnership shall have insufficient income and gain in any taxable year to make the allocations required under this Section 6.5(a) in any year in which there has been a net decrease both in Minimum Gain and in Minimum Gain Attributable to Partner Nonrecourse Debt, any such insufficiency shall be attributed, first, to the decrease in Minimum Gain Attributable to Partner Nonrecourse Debt, and second, to the decrease in Minimum Gain.


      (b) It is the intent of the parties to this Agreement that the chargeback provisions provided herein satisfy the "allocation of nonrecourse deductions" rules provided in Treasury Regulations (S)1.704-1T(b)(4)(iv). It is further intended that the allocations under this. Article VI shall effect an allocation for Federal income tax-purposes in a manner consistent with Sections 704(b) and 704(c) of the Code and comply with any limitations or restrictions therein. If for any reason the allocations contained in this Agreement shall conflict with the allocation rules under the Treasury Regulations promulgated under Section 704 of the Code, the Partners acknowledge that such Treasury Regulations shall control, except that if the application of the Treasury Regulations would cause distributions on liquidation to vary from what they would have been had all distributions been made pursuant to the rules of Section 6.2, the Partnership shall make special allocations of gross income, as promptly as possible, calculated so as to cause the liquidating distributions, when made, to correspond with the distributions required by Section 6.2.

      6.6. Negative Capital Accounts. Notwithstanding anything to the
           -------------------------
this contrary inAgreement including. without limitation, Sections 3.1(b), 4.4,
4.7 and 8.4, on a liquidation of the Partnership, each Partner shall be obligated to pay to the Partnership (within the time frame prescribed under Treasury Regulations (S)1.704-1(b)(2)(ii)(b)(3)) any deficit amount in its Capital Account (such Account to be determine after the allocation of all items provided for in this Article VI).

      6.7. Additional Reserves. (a) If any cash must be contributed to fund
           -------------------
an Additional Reserve, for the fiscal year in which the funding occurs the Partners will be deemed to have received as distributions, and will be deemed to have contributed to the Partnership, the amount funded, and such deemed transactions shall be reflected in the Capital Accounts (by a reduction in the Capital Accounts to reflect the distribution, and by a corresponding increase in the Capital Accounts to reflect the contribution). Accordingly, the funding of Additional Reserves shall have no impact on after-tax rates of return for purposes of determining the occurrence of the Flip Points.

     It is the intent of this provision that for purposes of determining the amount distributable to each Partner for each year pursuant to Section 6.2, no distinction shall be made between actual and deemed distributions, so that Partners shall share in actual and deemed distributions for the same year in the same ratio, and their relative rights of participation in actual and deemed distributions shall be calculated based on the aggregate of all such distributions.

     (b) Each Additional Reserve shall be designated for a specific purpose and funds in that reserve will be applied only for the specified purpose. As soon as it reasonably appears to the Managing General Partner that a specific Additional Reserve is overfunded or not needed for the purpose for which it was established, it shall cause the excess funds in that Additional Reserve to be distributed to the Partners.

     (c) Any distribution from a specific Additional Reserve, including earnings thereon, (i) shall, except as required by paragraph (d) of this Section 6.7, be distributed to the Partners in the proportion that they funded that specific Additional Reserve in accordance with the requirements of paragraph (a) of this
Section 6.7, (ii) shall not be subject to the general rules of Sections 6.2, 6.3 and 6.5 and (iii) shall be taken into account in calculating the Flip Points only when actually made.

     (d) Earnings on each specific Additional Reserve shall be allocated to the Partners as of the last day of each calendar quarter in the ratio of their respective accredited interests in such reserve as of the last day of the immediately preceding calendar year.

     (e) Rules similar to the rules in this Section 6.7 applicable to Additional Reserves shall apply to amounts (i) not distributed to the Partners but instead used to make capital expenditures as to any item or related items exceeding $100,000 or (ii) expended from Additional Reserves for capital expenditures. Depreciation on, and the tax basis of, such capital expenditures shall be allocated in the proportion that the Partners funded the expenditure (that is, in the proportion they would have shared in any reserve applied for the purpose if it had been distributed or in the average proportion they would have shared in all distributions for the year if the funds, other than reserves, so applied had been distributed).

     6.8. Pre-Operating Reserves. Each Pre-Operating Reserve shall be
          ----------------------
established for the specific purpose designated by the Agent and funds in that reserve shall be applied only for the specified purpose. Whenever and to the extent that a specific Pre-Operating Reserve is overfunded or not needed for the purpose for which it was established, the Managing General Partner shall cause the excess funds in that Pre-Operating Reserve to be paid or distributed in the priority provided in Section 6.9, but only if and to the extent permitted under the terms of the Financing Agreement.

    6.9. Application of Project Cost Excess and Certain Other Funds. Project
         ----------------------------------------------------------
Funds representing Project Cost Excess and Pre-Operating Reserves released by Agent to the Partnership as contemplated by Section 7.1 of the Financing Agreement shall be deposited in an Excluded Account (as defined in the Financing Agreement) and applied promptly in the following order of priority: first, to the payment of interest on and principal of any loans made by Partners to satisfy obligations of the Partnership pursuant to Section 5.19 (b) of the Financing Agreement; next to pay any Deferred Fees pursuant to Section 2.11(a); next to pay any Deferred Fees Pursuant to Section 2.12(a); next to pay Contingent Payments in accordance with Section 2.11(b); and any balance to the Developer General Partner and Kronish, Lieb, Weiner & Hellman pursuant to
Section 6.2(a) to be divided between them in such ratio as they may advise the Managing General Partner.

                                 ARTICLE VII
               Transfer of Partnership Interests; Removal of a
               General Partner: Admission of Additional Partners
               -------------------------------------------------

    7.1.  Substitution and Transfer of Certain Interests.
          ----------------------------------------------

    (a)   Transfer of Interest of Limited Partner. Except for the pledge made
          ---------------------------------------
under a Partner Pledge and Security Agreement, a Limited Partner may not make a voluntary Transfer of its interest unless:

    (i) the Managing General Partner shall have previously consented to the Transfer, such consent not to be unreasonably withheld or delayed;

    (ii) the Transfer would not constitute a violation of or default under the Financing Agreement;

    (iii) the Transfer is not directly or indirectly to Niagara Mohawk Power Corporation, Hydra-Co. Enterprises, Inc. or Energy Investor's Fund or to an individual (collectively, the "Prohibited Transferees") unless the Developer General Partner gives its Consent to such Transfer;

    (iv) counsel selected by, or reasonably acceptable to, the Managing General Partner ("Acceptable Counsel"), shall have rendered its opinion, in form (and with assumptions) reasonably acceptable to the Managing General Partner, that such Transfer (A) may be effected without registration under the Securities Act of 1933, (B) would not require registration or qualification by the Partnership with respect to the Transfer under, and would not result in a violation of, any applicable state securities laws, (C) would not result in a termination of the Partnership under the Code, (D) would not result in the Partnership being treated as an association taxable as a corporation under the Code, (E) would not result in the Partnership or any Affiliate of a Partner becoming subject to regulation under PUHCA or becoming otherwise subject to increased regulatory burdens, (F) would not resulting the Project ceasing to be exempt from regulation as a result of changing its status as a "qualifying facility" under PURPA, (G) would not constitute a violation of-or default under the Financing Agreements and as to such other matters as are reasonably required by the Managing General Partner based on the requirements of Material Project Documents (such opinion being herein referred to as the "Required Opinion"); and


    (v) in the case of a Transfer by Syracuse Partners. the Managing General Partner's interest in distributions of Available Cash after such Transfer (including its indirect interest in distributions of Available Cash through its ownership of an interest in Syracuse Partners) would not be less than the Keep Requirement.

        (b) Partnership Interest in Syracuse Partners. A partner in
            -----------------------------------------
SyracusePartners may not make a voluntary Transfer of its interest in Syracuse Partners unless:

        (i) the Managing General Partner has given its Consent to the Transfer, such Consent not to be unreasonably withheld or delayed (provided, that a limited partner in Syracuse Partners shall not be required to obtain the Consent of the Managing General Partner, in its capacity as general partner hereunder, pursuant to this clause (i) in order to Transfer all or a portion of its limited partner interest in Syracuse Partners (but the provisions of clauses (ii) through (vi) shall remain applicable))

        (ii) the Transfer would not constitute a violation of or default under the Financing Agreement;

        (iii) the Transfer is not directly or indirectly to any of the Prohibited Transferees or the Developer General Partner has given its Consent to such Transfer;

        (iv) the Managing General Partner has received the Required Opinion from Acceptable Counsel; (v) there are not more than 10 holders of beneficial interests in Syracuse Partners other than the Managing General Partner; and

        (vi) the Managing General Partner's percentage interest in distributions of Available Cash after such Transfer (including its indirect interest in distributions of Available Cash through its ownership of an interest to Syracuse Partners) would not be less than the Keep Requirement.

        (c) Adam H. Victor; Orange Development.
           ----------------------------------

        (i) Adam H. Victor may not make a voluntary Transfer of stock of Orange Development without the prior Consent of the Managing General Partner and, prior to the First Flip Point, Syracuse Partners, which Consent may be withheld in the sole and absolute discretion of the Managing General Partner and Syracuse Partners, respectively; provided, that the Consent of Syracuse Partners shall not be required (1) for any transfer of such stock to a member of Adam H. Victor's immediate family (but such family member may not further transfer such stock without Syracuse Partners' Consent prior to the First Flip Point) or to a trust, the beneficiaries of which are Adam H. Victor, his estate and/or one or more members of his immediate family or (2) if the partnership interest of Orange Development in the Developer General Partner has been converted into a limited partner interest in the Developer General Partner.

        (ii) Adam H. Victor may not make a voluntary Transfer of the limited partnership interest in the Developer General Partner owned by him or the grantor trust (the "Trust") set up by him unless: (A) the Managing General Partner has given its Consent to the Transfer, such Consent not to be unreasonably delayed and only to be withheld if the Managing General Partner determines that such Transfer is in violation of the Financing Agreement or the remaining conditions of this clause (ii); (B) the Transfer is not directly or indirectly to one of the Prohibited Transferees or the Managing General Partner gives its Consent to such Transfer; (C) the Managing General Partner has received the Required Opinion from Acceptable Counsel; and (D) the combined interests of Adam H. Victor and the Trust in Orange Partners equal or exceed 20 percent of the total partnership interests in Orange Partners.


        (d) Other Beneficial Owners of Orange Partners .
            ------------------------------------------

        (i) No other beneficial owner of a limited partnership interest in Orange Partners may make a voluntary Transfer of such interest which would constitute an Event of Default under the Financing Agreement. The Developer General Partner agrees to cause a provision to the following effect to be included at all times in the partnership agreement of each of Orange Partners and Orange Partners, L.P., a Delaware limited partnership, so long as it is a partner of Orange Partners: "Any voluntary transfer of a beneficial interest in the partnership in violation of the Financing Agreement shall be null and void and of no effect."

        (e) Unless a Transferee of an Interest becomes a substituted Limited Partner in accordance with the provisions of this Section 7.1(e), it shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right to receive all or part of the share of the Profits, Losses, cash distributions or returns of capital to which its assignor would otherwise be entitled. A Transferee of the interest of a Limited Partner, or any portion thereof, shall become a substituted Limited Partner entitled to all the rights of a Limited Partner if, and only if:

        (i) the Transferor indicates its intent to give the Transferee such right subject to this Agreement;

        (ii)  both General Partners Consent to such substitution;

        (iii) in the opinion of counsel acceptable to both General Partners, such substitution would not result in the Partnership being treated as an association taxable as a corporation under the Code;

        (iv) the Transferee pays to the Partnership all costs and expenses incurred in connection with such substitution, including specifically, without limitation, costs incurred in amending the Partnership's then current Certificate of Limited Partnership; and

        (v) the Transferee executes and delivers such instruments, in form and substance satisfactory to both General Partners as the General Partners may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.

        (f) The partnership and the General Partners shall be entitled to treat the record owner of any limited Partner Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as the assignment is completed in accordance with the provisions of this Agreement and a written assignment of such Interest has been received and accepted by the Managing General Partner and recorded on the books of the Partnership. In no event shall any Interest in the Partnership or any portion thereof, retransferred to a minor or incompetent, and any such attempted Transfer shall be void and ineffectual and shall not bind the Partnership or the General Partners.

        7.2. Death, Bankruptcy or Dissolution of a Limited Partner. (a) The-
             -----------------------------------------------------
Disability or legal incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

        (b) If a Limited Partner who is an individual does not, by written instrument, designate a Person to become a Transferee of his Partnership interest upon his death or legal incapacity, then his personal representative shall have all the rights of such former Limited Partner with respect to such Partnership interest for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to Transfer his Partnership interest to a Transferee and to join with such Transferee in making application to substitute such Transferee as a substitute Limited Partner.

        (c) Upon the Bankruptcy, dissolution or other cessation of existence of a Limited Partner, an authorized representative of such former Limited Partner shall have all the rights of a Partner for the purpose of effecting the orderly winding up and disposition of the business of such Limited Partner and such power as such Limited Partner possessed to designate a successor as a Transferee of its Partnership interest and to join with such Transferee in making application to substitute such Transferee as a Limited Partner.

        7.3. Transfer of a General Partner's Interest.
             ----------------------------------------

        (a) Except for the pledge made under a Partner Pledge and Security Agreement, no General Partner may (i) voluntarilyTransfer all or any part of its Interest (but nothing herein shall restrict a Transfer which is made involuntarily or by operation of law), unless the other General Partner (and in the case of the Developer General Partner, Syracuse Partners, provided that the Consent of Syracuse Partners shall not be required if the Interest to be Transferred shall have been converted into a Limited Partner interest in the Partnership (and each of the Partners hereby agrees, if requested by the Developer General Partner, to enter into such amendments hereto as may be reasonably required to effect such conversion)) shall have Consented to such Transfer, the granting or denying of such Consent being within the sole and absolute discretion of such other General Partner (and Syracuse Partners, if applicable), or (ii) permit a Transfer of all or any part of any direct or indirect interest in such General Partner if the Transfer will result in a violation of or default under the Financing Agreement or any other Material Project Document.

        (b) Subject to paragraph (a) of this Section 7.3, upon giving 120 days' notice to the other Partners, the Developer General Partner (but not the Managing General Partner) may voluntarily withdraw from the Partnership or Transfer its Partnership interest, but only if:

        (i) in the event that it is the sole General Partner, another Person has agreed to serve as successor General Partner to such withdrawing or Transferring General Partner and such succeeding Person has satisfied the terms and conditions set forth in paragraph
(c) of this Section 7.3;

   (ii) such Transfer will not result in the Partnership or any Affiliate (A) becoming subject to regulation under PUHCA, or (B) becoming otherwise subject to increased regulatory burdens;

   (iii) in the opinion of counsel acceptable to the remaining General Partner, such withdrawal or Transfer will not result in the Partnership being treated as an association taxable as a corporation under the Code;

   (iv) such withdrawal or Transfer will not result in the Project's ceasing to be a "qualifying cogeneration facility" as defined in PURPA; and

   (v) such withdrawal or Transfer will not cause a violation of or default under the Financing Agreement or any other Material Project Document.

   (c) A Person shall be admitted as a successor General Partner only if the following terms and conditions are satisfied:

   (i) the admission of such Person shall have been Consented to by the other General Partners and a Majority in Interest of Limited Partners, which Consent may be withheld in the discretion of each General Partner but which shall not be unreasonably withheld in the case of the Limited Partners unless the admission of such successor General Partner pursuant to this Section 7.3(c) would result in the Partnership having a General Partner whose admission to the Partnership pursuant to another Section of this Agreement would have required the Consent of a Majority in Interest of Limited Partners and the giving of such Consent pursuant to such other Section would not have been subject to a "reasonableness" standard thereunder);

   (ii) such Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

   (iii) a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation in all places required by law;

   (iv) if the successor General Partner is a corporation, it shall have provided to the Partnership a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner and to execute and deliver this Agreement and the documents or instruments referred to in clause (ii) above;

   (v) the Person shall have delivered a Required Opinion of Acceptable Counsel which shall include an opinion of such counsel to the effect that such successor General Partner possesses all requisite power and authority, corporate and otherwise, to be a General Partner of the Partnership; and

   (vi) where the provisions of Section 7.4(a) or (b) are relevant, the provisions of Section 7.4 (c) have been satisfied.

   (d) The Partnership shall be entitled to treat the record owner of any general partner Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as the assignment is completed in accordance with the provisions of this Agreement and a written assignment of such Interest has been received and accepted by the Managing General Partner and recorded on the books of the Partnership. In no event shall any Interest, or any portion thereof, be Transferred to a minor or incompetent, and any such attempted Transfer shall be void and ineffectual and shall not bind the Partnership or the General Partners.

   7.4. Removal or Deemed Withdrawal of a General Partner. (a) Removal
        ------------------------------------------------       -------
of General Partner for Cause. A General Partner may be removed upon the
----------------------------
Consent of any other General Partner, if the General Partner is found by a court of competent jurisdiction to have committed any fraud, or is found by such court to be guilty of any willful misconduct, in the management of the Partnership or to have materially breached this Agreement or its fiduciary duty to any other Partner in any material respect. Any such removal (A) shall be effective upon notice by any remaining General Partner to all other Partners, or (B) may, at the request of such remaining General Partner, be ordered by the court which makes the finding for such removal or upon which such removal is based (provided, that such removal shall not be effective until 60 days after each Partner shall have been given notice of such removal) The right of a General Partner to remove the other General Partner is in addition to and not in limitation or substitution of any other rights, claims and remedies such General Partner may have against the General Partner so removed for actions prompting the removal. Any failure to or delay by such General Partner in removing the other General Partner shall not in any way constitute a waiver of the rights herein granted or limit or restrict any other rights available to such General Partner.

   (b) Deemed Withdrawal. Upon the occurrence with respect to a General
       -----------------
Partner of an event (other than Bankruptcy) which under the Act causes the dissolution of a limited partnership, such General Partner shall be deemed to have offered its resignation as a General Partner, and unless all of the remaining Partners shall otherwise Consent, such General Partner shall be deemed to have withdrawn as a General Partner effective upon such Bankruptcy or other event. In the event of (i) the Bankruptcy of Adam H. Victor, Orange Development or the Developer General Partner or (ii) any Transfer by Adam E. Victor, Orange Development, the Developer General Partner, or any beneficial owner of any of the foregoing which constitutes an Event of Default under the Financing Agreement, the Developer General Partner shall be deemed immediately to have resigned and withdrawn as a General Partner, effective upon such Bankruptcy or Transfer, as in case may be. If and when such Event of Default shall have been cured and/or waived by the Agent and in the case of Bankruptcy, the Managing General Partner shall have given Consent, the Developer General Partner shall be reinstated as a General Partner. Upon the occurrence with respect to NCP Syracuse or North Canadian Power Incorporated of a

Bankruptcy or in the event of a breach of Section 5.5(b), NCP Syracuse shall be deemed to have offered its resignation as a General Partner, and unless the Developer General Partner shall otherwise Consent, NCP Syracuse shall be deemed to have withdrawn as a General Partner effective upon such Bankruptcy.


    (c) Conversion of General Partner's Interest. Upon the removal or deemed
        ----------------------------------------
withdrawal of a General Partner as a general partner of the Partnership pursuant to paragraph (a) or (b) of this Section 7.4, such former General Partner's Interest shall be forthwith converted into that of a Limited Partner, and such former General Partner shall continue to share in Profits and Losses, Available Cash and Net Capital Receipts the same proportions as if such former General Partner had not been removed or withdrawn; provided, that in the case of the removal of the Managing General Partner pursuant to paragraph (a) of this
Section 7.4 and the selection of a Person other than the Developer General Partner as the Managing General Partner, a one percent (1%) Interest in the Partnership shall be transferred by the former Managing General Partner to the successor Managing General Partner, rather than being converted into a Limited Partner Interest, in consideration for which transfer the former Managing General Partner shall be paid by the successor Managing General Partner an amount mutually agreed between them as being the Fair Market Value of each Interest (or. if they are unable to agree on such Fair Market Value, such value shall be determined pursuant to the appraisal procedure set forth in the definition of "Fair Market Value"). If a conversion of the General Partner's Interest to a Limited Partner's Interest occurs, upon the effects of the events giving rise to such removal having been fully cured (in the case of the Managing General Partner) or upon the effective date of such conversion (in the case of the Developer General Partner), such former General Partner shall be entitled in its capacity as a Limited Partner to participate in occasions which require the Consent of all or some of the Limited Partners.


    (d) Effect of Removal or Withdrawal. Except as otherwise provided in
        -------------------------------
Section 7.4(a) or Section 7.4(b), in the event of the removal or withdrawal of a General Partner for any reason whatsoever, the remaining General Partner shall automatically, without any further action on the part of any Partner, become fully vested with all of the rights, power and authority granted to both the Managing General Partner and the Developer General Partner by Article IV and any other provision of this Agreement (including, but not limited to, the power of attorney granted in Section 10.2 hereof) to the same extent as if the remaining General Partner were designated as both the Managing General Partner and the Developer General Partner, except for purposes of any provision of this Agreement which provides for the allocation of items of Partnership income or expense or the distribution of Available Cash or Net Capital Receipts to the withdrawing General Partner.

                                 ARTICLE VIII

                          Dissolution and Liquidation
                          ---------------------------

   8.1.  Events of Dissolution.(a) The Partnership shall be dissolved upon the
         ---------------------
earliest to occur of the following:


   (i) a date designated in writing by all of the General Partners and Consented to by a Majority in Interest of the Limited Partners;

   (ii) the sale or other disposition of all or substantially all of the Partnership's assets, except that if non-cash consideration is received the Partnership shall not dissolve until such consideration is converted into cash;

   (iii) the incurring of (x) damage to or destruction of the Project to such an extent that all of the General Partners shall determine that repair or reconstruction thereof would not be feasible or would not be economically advisable, or (y) the taking of the Project or a part thereof by any Governmental Authority to such an extent that all of the General Partners shall determine that the continuation of the business of the Partnership would not be feasible or would not be economically prudent;

   (iv) the sale or other disposition of the Project as the result of any foreclosure of a lien or similar event;

   (v) the Bankruptcy or withdrawal: of the sole remaining General Partner, unless within ninety (90) days thereafter each of the remaining Partners Consent to continue the Partnership and appoint a substitute General Partner; or

   (vi) the expiration of the term of the Partnership pursuant to Section 2.10 of this Agreement.

   (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's certificate of limited partnership shall have been cancelled and the assets of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon dissolution, the Managing General Partner shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's certificate of limited partnership.

   8.2. Priority on Liquidation. The Managing General Partner shall to the
        -----------------------
extent feasible, liquidate the assets of the Partnership as promptly as shall be practicable. allowing reasonable time for the process of winding up and liquidation so as to minimize the normal losses attendant upon a liquidation of assets. The proceeds of such liquidation shall be applied first, to the payment of the matured debts and liabilities of the Partnership C
-----
including principal and accrued interest on Partner Loans, and the costs and expenses of dissolution and liquidation of the Partnership); second, to the
                                                             ------
setting up of any reserves which the Managing General Partner may deem reasonably necessary for contingent or unforeseen liabilities of the Partnership (any such reserves shall be Additional Reserves and governed by Section 6.7); and third, to the Partners in the manner provided for Available Cash pursuant to
    -----
Sections 6.2 and 6.9 hereof.

     8.3. Statements on Liquidation. The Managing General Partner shall
          -------------------------
furnish each of the Partners with a statement which shall set forth the assets and liabilities of the partnership as of the date of the dissolution and as of the date of complete liquidation, the share of each Partner thereof, and a reasonably detailed report of the manner or disposition of the assets of the Partnership.

     8.4. Return of Capital; Partition. No Partner shall have any right to
          -------------------------
receive its Capital Contribution or any profit of the Partnership, or to obtain a partition of assets of the Partnership, other than as provided in this Agreement. The General Partners shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

                                  ARTICLE IX

                            Records and Accounting
                            ----------------------
     9.1. Books and Records. The Managing General Partner or a representative
          -----------------
appointed by the Managing General Partner shall maintain or cause to be maintained at the principal place of business of the Partnership referred to in
Section 2.5 or at the principal place of business of the Managing General Partner, as provided in Section 4.6. full, correct and complete copies of this Agreement and the Partnership's certificate of limited partnership and of all amendments and supplements hereto and thereto, full, correct and complete copies of each agreement between the Partnership and any General Partner or Related Party of a General Partner, and each other material agreement of the Partnership, and in each case copies of all amendments thereof and supplements thereto, and full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Act as necessary for recording the Partnership's business and affairs, together with a current list of the full name and last known business address of each Partner, and executed copies of all powers of attorney pursuant to which the Partnership's certificate of limited partnership or any certificate of amendment thereto has been executed, and copies of the Partnership's Federal, state and local income tax returns and reports, if any, for seven years. The Partnership's general ledger shall be maintained on an accrual basis in accordance with generally accepted accounting principles. Books and records shall be maintained until six years after the termination and liquidation of the Partnership. Each Partner and its duly authorized representative(s) shall have the right at such Partner's expense, at all reasonable times during normal business hours and upon at least one day's prior notice, to inspect and make copies of extracts from all of the partnership's documents, books and records, including, without limitation, all documents, books and records necessary to enable such Partner to defend any tax audit or related proceeding.

        9.2. Required Reports to Partners. The Managing General Partner shall-
             ---------------------------
prepare and furnish or cause to be-prepared and furnished to each of the Partners the following reports and information provided, that in the case of clause (e) below, so long as NCP Syracuse is Managing General Partner-and managing general partner of Syracuse Partners and Metlife Capital Corporation is a limited partner of Syracuse Partners, the Managing General Partner shall also simultaneously furnish to Metlife Capital Corporation the information described in clause (e))

        (a) Within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, an unaudited balance sheet as of the end of such quarter, and unaudited statements of profit and loss, changes in Partners' capital, and change in cash flows of the Partnership for the quarter then ended and in the case of the second and third such quarters, for the Fiscal Year to date, all prepared in accordance with generally accepted accounting principals;

        (b) Within 90 days after the end of each Fiscal Year, audited financial statements of the Partnership (which shall include a balance sheet at the end of such year, statements of profit and loss, changes in Partners capital and change :n cash flows of the Partnership for the year then ended, and a description of any material transactions between the Managing General Partner or any of its Affiliates and the Partnership (other than pursuant to the Gas Sales Contract) not previously disclosed in writing) for such Fiscal Year prepared in accordance with generally accepted accounting principles and accompanied by the accountants' report on their examination of such financial statements;

        (c) Within 90 days after the end of each Fiscal Year, Form K-l, or any similar form as may be required by the Code or the Internal Revenue Service for the preparation of the Partners' Federal income tax returns;

        (d) Promptly upon receipt by the Managing General Partner of the same, copies of any management reports prepared for the Partnership by the Accountants;

        (e) Within forty (40) days after the end of each month. (i) unaudited statements of profit and loss for such month and an unaudited balance sheet as of the end of such month and (ii) a summary of electrical output, steam delivered, plant availability, fuel used and periods of curtailment or shutdown; and

        (f) Forthwith upon the request of any Partner, such other information bearing on the financial condition and operations of the Partnership and the status, condition and operations of the Project as such Partner may from time to time reasonably request.

   9.3. Partnership Bank Accounts. The Managing General Partner shall have
        -------------------------
authority to open bank accounts and designate signatories with respect thereto on behalf of the Partnership and may authorize an agent to open such bank accounts as it shall deem necessary or desirable for the management and conduct of the Partnership's business; provided, however, that the funds of the Partnership shall not be commingled with any funds of any Partner or of any other Person.

      9.4. Annual Tax Returns. (a) The Managing General Partner is
           ------------------
designated the "Tax Matters Partner" for Federal income tax purposes pursuant to
Section 6231 of the Code with respect to all taxable years of the Partnership and is authorized to do whatever is necessary to qualify as such. The Tax Matters Partner shall cause the Accountants to prepare, and shall timely file, or cause the timely filing of, all Tax Returns required by any Governmental Authority.

     (b) The Tax Matters Partner shall do all acts, make all elections, and take whatever reasonable steps are required to maximize in the aggregate, the Federal, state and local income tax advantages available to the Partnership (provided that in the case of a tax reporting position, such position can be supported by a "more likely than not" tax opinion of reputable tax counsel) and shall defend all tax audits and litigation with respect thereto. The Tax Matters Partner shall maintain the books, records and Tax Returns of the Partnership in a manner consistent with the acts, elections and steps taken by the Partnership; provided however, that a draft tax information return of the Partnership in the form which the Tax Matters Partner proposes to file shall be delivered to the other General Partner no later than 10 days prior to filing for its comment and review, it being agreed that the Tax Matters Partner shall, consistent with its oblations and responsibilities under this Agreement, make the final decision regarding the filing of the return.

     9.5. Actions in Event of Audit. Except as otherwise-provided herein, the
          -------------------------
Managing General Partners's designation as the Tax Matters Partner pursuant to
Section 9.4(a) is effective only for the purpose of activities performed under the Agreement pursuant to the provisions of the Code and any comparable provision of state or local law and shall be subject to the following terms and conditions:

     (a) The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by federal, state or local tax authorities ("Tax Authorities") to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall (and in any event within ten (10) days after receipt) deliver to each Partner a copy of all notices, communications, reports or writings of any kind (including, without limitation, any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment) received from the Tax Authorities relating to or potentially resulting in an adjustment of Partnership items. The Tax Matters Partner shall consider in good faith any suggestions made by any Partner or its counsel regarding the conduct of any related administrative or judicial proceedings.

     The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment which come to its attention, including, without limitation, the scheduling of all conferences with the Tax Authorities. Each Partner shall be entitled, at its own expense, to attend all meetings with the Tax Authorities and to review in advance (subject to giving comments in response thereto to the Tax Matters Partner within such period as the Tax Matters Partner may designate (but in no event less than five
(5) business days)), any material written information including, without limitation, any pleadings, memoranda or similar items) to be submitted to the Tax Authorities. addition to the right of a Partner to attend any such meetings, a Partner may participate in such meeting subject to such control and direction of the Tax Matters Partner as may be reasonable under the circumstances taking into account, without limitation, the tax implications to each Partner.

       Without first obtaining the written consent of a Majority in Interest of the Limited Partners, the Tax Matters Partner shall not, with respect to any proposed adjustment of a Partnership item which materially and adversely affects the Partners, (A) enter into a settlement agreement which purports to bind Partners other than the Tax Matters Partner (including, without limitation, any stipulation consenting to an entry of decision by the Tax Court) , or (B) enter into an agreement or stipulation extending the statute of limitations.

       (b) If notice of an administrative proceeding under Section 6223 of the Code (or any comparable provision of state or local law) is received by a Partner, such Partner shall notify the Tax Matters Partner of the treatment of any Partnership item on the Partner's income tax return which is or may be inconsistent with the treatment of that item on the Partnership return.

       (c) No Partner shall enter into any settlement agreement with any taxing authority with respect to any Partnership item unless and until such Partner shall have first notified the Tax Matters Partner in writing of the proposed agreement and its terms at least thirty (30) days prior to entering into such settlement.

       (d) The Tax Matters Partner or any Partner shall notify all Partners of any intention to file a petition with the Tax Court for a redetermination of any Partnership item within ten (10) days from the date of the Notice of Final Partnership Administrative Adjustments.

       9.6. Costs. The Partnership shall indemnify and reimburse the
            -----
Tax Matters Partner for all Third Party Fees and other claims, liabilities, losses and damages borne by the Tax Matters Partner, which were incurred in connection with any of its duties under Sections 9.4 and 9.5, except to the extent caused by the gross negligence or willful misconduct of the Tax Matters Partner. The payment of expenses to which indemnification applies shall be deemed an expense of the Partnership. Neither the Tax Matters Partner nor any other Person (other than the partnership) shall have any obligation to provide funds for any of the actions required by Sections 9.4 and 9.5. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Partner.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------

       10.2. Notices. Any and all notices, elections or demands permitted or
             -------
required hereunder shall be in writing, signed by the Partner giving such notice, election or demand and shall be delivered personally, or sent by registered or certified mail, or by a nationally recognized courier service, to the other Partner or Partners, at its address set forth in Schedule I or at such other address as may be supplied by written notice given in conformity with the terms of this Section 2.0.1; provided, however, that copies of all notices to Orange Partners shall also be sent in the same manner to Taub & Fasciana, P.C., 535 Fifth Avenue, New York, N.Y. 10017, Attention: Eric Honick, Esq., or to such other firm or Person as Orange Partners may designate by written notice given in conformity with this Section 10.1. The date of receipt shall be the effective date of such notice. Any notice that a Partner demands inspection of the books and records of the Partnership may be made to the address described above by telecopy, telex or telegram.

       10.2. Power of Attorney. (a) Each Limited Partner, including and additional or substituted Limited Partner, by the execution of this Agreement or any counterpart hereof, does hereby irrevocably constitute and appoint the Managing General Partner (and Orange Partners in case of the withdrawal or removal of NCP Syracuse as a General Partner pursuant to Section 7.4) and its respective Presidents, Vice-Presidents, Secretaries and Treasurers (and, in the event of a withdrawal of NCP Syracuse as a General Partner, the general partner of the Developer General Partner, and such officers of the general partner of the Developer General Partner), and each of them acting alone, in each case with full power of substitution, his or its true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to make, execute, sign, acknowledge, swear to, deliver, file and record at the appropriate public offices (i) such amendments to this Agreement and the Partnership's certificates of limited partnership, as amended from time to time, as are necessary to admit to the Partnership a substituted or additional Limited Partner pursuant to Section 7.1, (ii) such documents and instruments as are necessary to cancel the Partnership's certificate of limited partnership pursuant to Section 8.1. (iii) all certificates and other instruments deemed advisable by the Managing General Partner to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the jurisdictions where the Partnership may be doing business, and (iv) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership. Each Limited Partner agrees to execute and deliver, when requested by the Managing General Partner, such documents and instruments as may be reasonably necessary or appropriate to carry out the provisions of this Agreement or which are required by law to be filed on behalf of the Partnership.

       (b) The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the Bankruptcy or legal disability of any of the Partners to the fullest extent permitted by law and extend to its successors and assigns, and shall survive the Transfer or assignment of all or any part of the Interest of such Partner; provided, however, that if any General Partner or any Limited Partner Transfers all or any part of its respective Interest, the foregoing power of attorney of the Transferor shall survive such Transfer as to the Interest or portion so Transferred only until such time as the Transferee thereof shall have been admitted to the Partnership as a Substitute Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

       10.3. Amendment. (a) Except for the amendments made in accordance with
             ---------
paragraph (b) of this Section 10.3, this Agreement may be amended only upon the Consent of all General Partners (including Orange Partners, whether or not it continues to serve as a General Partner) and a Majority in Interest of Limited Partners.

      (b) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managing General Partner, with the Consent of the Developer General Partner, (i) to elect that the Partnership be governed by any successor statute. of the State of Delaware governing limited partnerships, or (ii) to substitute or admit any additional limited partners to the extent allowed by this Agreement.

      (c) Notwithstanding the foregoing Sections 10.3(a) and 10.3(b), no amendment shall be adopted pursuant to this Section unless the adoption thereof
(A) is not adverse to the interests of the Limited Partners, (B) is consistent with Article IV, (C) does not affect the method of distributions set forth in
Article VI, and (D) does not affect the limited liability of the Limited Partners contemplated by Section 4.7 or the status of the Partnership as a partnership for Federal income tax purposes. The power of attorney granted pursuant to Section 10.2 may be used by the Managing General Partner to execute on behalf of a Limited Partner any document evidencing or effecting an amendment adopted in accordance with the terms of this Section 10.3.

      10.4. Partition. The Partners hereby agree that no Partner nor any
            ---------
successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of it, its successors, representatives and assigns, hereby waives and forfeits any such right arising out of statute or by operation of law to seek, bring or maintain in any court an action for partition pertaining to the Partnership or any assets of the Partnership. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to Transfer its interest in the Partnership's properties shall be subject to the limitations and restrictions of this Agreement. No Partner shall have the right to seek or have dissolution or winding up of the Partnership by decree of court, if such dissolution or winding up would constitute a violation or default under the Financing Agreement.

      10.5. No Waiver. The failure of any Partner to insist upon strict
            ---------
performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder; shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      10.6. Entire Agreement. This Agreement Constitutes the full and
            ---------------
complete agreement of the parties hereto with respect to the subject matter hereof.

      10.7. Creditors. None of the provisions of this Agreement
            ---------
shall be forthe benefit of or enforceable by any creditor of any Partner or of the Partnership.

      10.8. Agreement in Counterparts. This Agreement may be executed in any
            -------------------------
number of counterparts, and all counterparts so executed shall together constitute one agreement binding on all parties hereto, notwithstanding that all parties hereto are not signatories to the same counterpart.

      10.9.  Captions. Captions contained in this Agreement are inserted as a
             --------
matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      10.10. Successors and Assigns. Subject to the restrictions on transfers
             ----------------------
set forth herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against, the respective successors, successors-in-title, heirs and assigns of the Partners, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of Transfer, foreclosure, or by any other method, shall hold such interest subject to all terms and provisions of this Agreement.

      10.11. Governing Law. This Agreement and the rights and obligations of
             -------------
the Partners hereunder shall be governed by the substantive laws of the State of Delaware governing limited partnerships, and shall be interpreted and construed in accordance with the laws of the State of New York.

      10.12. Equitable Remedies. Each Partner agrees that in the event that any-
             ------------------
Partner breaches or threatens to breach any provision of this Agreement, each General Partner and (in the case of obligations owed to Syracuse Partners or the partnership) Syracuse Partners shall, in addition to any other remedies available to it at law or in equity, have the right to obtain specific performance or injunctive relief against such Partner (provided, that no Limited Partner shall be entitled to obtain such specific performance or injunctive relief against the Developer General Partner) without the necessity of proving irreparable injury or the inadequacy of remedies at law or posting bond or other security.

      10.13. Partial Invalidity. If any term, provision, condition or
             ------------------
covenant of this Agreement that is not material or the application thereof to any Person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision, condition or covenant to any Person or circumstance other than those as to whom or to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, the parties agree that should any material portion or provision of this Agreement be found to violate any law, order, rule or regulation, they will fully cooperate to try to resolve any such matter and to preserve to the fullest extent possible each of the rights and obligations of the respective parties created by this Agreement.

      10.14. Consent to Jurisdiction. Venue and Service of Process. Each
             -----------------------------------------------------
Partner agrees that any action, suit or proceeding in respect of or arising out of this Agreement may be initiated and prosecuted in the state or Federal courts, as :the case may be, located in New York County, New York. Each Partner consents to and submits to the exercise of jurisdiction over its person by any such court in New York County, New York which has jurisdiction over the subject matter, waives any objections to venue with respect to such court and any claim of forum non conveniens, waives personal service and agrees that service
   ----- --- ----------
of process may be made by registered mail directed to such Partner at its address set forth in this Agreement, as the same may be changed by notice in accordance with Section 10.1. except as provided in paragraph (h) of Section 4.1, the Federal and state courts situated in the State of New York shall have exclusive jurisdiction over all disputes arising under or with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers duly authorized, as of the date first above written.

                                GENERAL PARTNERS:

                                G.A.S. ORANGE PARTNERS, L.P.
                                By: G.A.S. Orange Development, Inc.,
                                its General Partner

                                    /s/ Adam H. Victor
                                    _________________________________
                                By: Adam H. Victor, President


                                NCP SYRACUSE, INC.

                                    /s/ Donald D. McKechnie
                                    _________________________________
                                By: Donald D. McKechnie, President


                                LIMITED PARTNERS: G.A.S. ORANGE PARTNERS, L.P.,
                                By: G.A.S. Orange Development, Inc.
                                its General Partner

                                    /s/ Adam H. Victor
                                    _________________________________
                                By: Adam H. Victor, President

                                SYRACUSE ORANGE PARTNERS, L.P.
                                By: NCP Syracuse, Inc., its General Partner

                                    /s/ Donald D. McKechnie
                                    _________________________________
                                By: Donald D. McKechnie, President

                                  Schedule I

                            Names and Addresses of
                     General Partners end Limited Partners


Names and Addresses
-------------------

General Partners
----------------

G.A.S. Orange Partners, L.P.
c/o Gas Orange Deve1opment, Inc.
630 First Avenue, Suite 30-C
New York, NY 10016
Telecopy No.: (212) 725-0427 or if not working,
              (212) 765-8943


NCP Syracuse, Inc.
c/o North Canadian Power Inc.
1100 Town and Country Road, Suite 800
Orange, California 92668
Telecopy No.: (714) 667-7825

Limited Partners
----------------

Syracuse Orange Partners, L.P.
c/o North Canadian Power Inc.
1100 Town and Country Road,  Suite 800
Orange, California 92668
Telecopy No.:  (714) 667-7825

G.A.S. Orange Partners, L.P.
c/o Gas Orange Development, Inc.
630 First Avenue, Suite 30-C
New York, NY 10016
Telecopy No.: (212) 725-0427 or if not working,
              (212) 765-8943

                                  Schedule II

                             Capital Contributions
                             ---------------------

     The Developer General Partner has contributed the following assets and rights to the capital of the Partnership:

     The agreement; and permits listed on Schedule III and on Part I of Exhibit M to the Financing Agreement, together with all other subsisting development and operating rights and property, tangible or intangible, which it or any of its partners or Adam H. Victor or Gas Alternative Systems, Inc. has at any time held with respect to the Project.

     The Net Agreed Value of the assets and rights contributed by the Developer General Partner is set forth in section 3.1(a) of the Agreement.

                                 Schedule III

                          Material Project Documents
                          --------------------------

     a. Amended and Restated Cogeneration Facility Turnkey construction Contract, dated as of April 5, 1991, between the Partnership and Century Contractors West Inc., a; amended.

     b.     Agreement, dated as of September 19, 1986, between Gas
Alternative Systems, Inc. and Niagara Mohawk Power Corporation, as amended by an amendment dated April 7, 1989, as assigned by Gas Alternative Systems, Inc. to G.A.S. Orange Development, Inc. by an assignment dated April 6, 1988, and as further assigned by G.A.S. Orange Development, Inc. to the Partnership by an assignment dated November 30, 1990.

     c. Steam Contract, dated as of February 27, 1990, between the Partnership and Syracuse University, as amended by amendatory letters dated May 1, 1990, June 22, 1990 and August 29, 1990, and an amendment dated as of December 31, 1990.

     d. Operating Agreement, dated as of February 27, 1990, between the Partnership and Syracuse University, as amended by an amendatory letter dated May 1, 1990 and an amendment dated as of December 31, 1990.

     e. 80 MW Facility Operation and Maintenance Agreement, dated as of April 5, 1991, between Project Orange Associates, L.P. and Stewart & Stevenson Operations, Inc.

     f.     Financing Documents.

     g. Restated Gas Sales and Purchase Agreement, dated as of March 18, 1991, between the Partnership and Noranda, Inc.

     h. Lease Agreement, dated as of February 27, 1990, between the Partnership and Syracuse University, as amended by amendatory letters dated May 1, 1990, June 22, 1990, and August 29, 1990 and an amendment dated as of December 31, 1990.

     i. Payment in Lieu of Tax Agreement, dated as of April 5, 1991, among the Partnership, the City of Syracuse, and the City of Syracuse Industrial Development Agency.

     j. Firm Natural Gas Transportation Agreement, dated March 29, 1991, between Tennessee Gas Pipeline Company and the Partnership.

     k. Drawing Agreement, dated March 29, 1991, between Tennessee Gas Pipeline Company and the Partnership.

     l. Gas Pipeline Turnkey Construction Agreement, dated as of April 5, 1991, between the Partnership and OBG Technical Services, Inc.

                                   Exhibit A
                                   [Deleted]

                                   Exhibit B

                           Calculation of Flip Point
                           -------------------------
     A "Flip Point" shall occur when, after the Term Loan Date, (a) the present value, discounted on a quarterly basis to the Equity Funding Date at the Applicable Quarterly Discount Rate (as defined below) of the aggregate of (i) the quarterly Federal income tax and New York State franchise tax benefits allocated to the Investor Group, and (ii) cash distributions to the Investor Group (including all distributions pursuant to Article VI and/or Article VIII), is equal to (b) the present value discounted to the Equity Funding Date as provided above of (i) the Net Agreed Value of the Investor group's investment in the capital of the Partnership pursuant to Section 3.1(a) of the Partnership Agreement and (ii) the quarterly Federal income tax and New York State franchise tax expenses allocated to or borne by the Investor Group attributable to its Interests.

     The Federal income tax benefit or expense will be calculated by applying an assumed 34% corporate Federal income tax rate (regardless of what the actual maximum corporate Federal income tax rate is for that year) to the share of Partnership taxable income or loss allocable to the Investor Group for that year, adjusted for New York State franchise taxes as applicable. All tax allocations will be deemed to occur on the last day of each calendar quarter, and each quarterly allocation will be equal to the Investor Group's allocable share of one quarter of the annual amount.

     For purposes of the First Flip Point, the "Applicable Quarterly Discount Rate" shall mean the quarterly discount rate which, when compounded quarterly for four quarters, equals the Investor Group's target annual after-tax return of 19%. For purposes of the Second Flip Point, the "Applicable Quarterly Discount Rate" shall mean the quarterly discount rate which, when compounded quarterly for four quarters, equals the Investor Group's target annual after-tax return of 20%.

     Tax liabilities with respect to income recognized by the Investor Group in the year in which a Flip-Point occurs as the result in the change in the Investor Group's percentage interests in Partnership profits and losses, will be included in the tax expense that is borne by the Investor Group per clause (b)
(ii) of the first paragraph of this Exhibit.

     The receipt of fees paid pursuant to Sections 2.11 through 2.13 shall not be taken into account in calculating the Flip Point.

     The receipt of amounts paid pursuant to Section 6.2(a) shall not be taken into account in calculating the Flip Point.

     The payment to North Canadian Power Incorporated of $300,000 as specified in Exhibit A to reimburse it for certain of its costs relating to the Project shall not be taken into account in calculating the Flip Point.

     The receipt by any Partner of payment by the partnership of interest on.and principal of any loans made by such Partner shall not be taken into account in calculating the Flip Point.

     The funding of Additional Reserves, as well as other reserves required under the Financing Agreement, shall have no impact on the calculation of the Flip Point, since the funds deposited to reserve accounts will be treated as if distributed to the Partners and recontributed by them to the Partnership at the same time.

                                   Exhibit C

                         Boiler Expenses and Reserves
                         ----------------------------

                                Aggregate Amount of Expenses
Relevant 12-                    and Reserves for Boilers for
Month Period *                  that 12-Month Period
--------------                  ----------------------------

Any period ending                         $    -0-
  prior to the Term                         110,000
  Loan Date                                 116,000
First                                       122,000
Second                                      128,000
Third                                       134,000
Fourth                                      141,000
Fifth                                       148,000
Sixth                                       155,000
Seventh                                     163,000
Eighth                                      171,000
Ninth                                       135,000
Tenth                                       141,000
Eleventh                                    148,000
Twelfth                                     156,000
Thirteenth                                  164 000
Fourteenth                                  172,000
Fifteenth                                   180,000
Sixteenth                                   190,000
Seventeenth                                 199,000
Eighteenth                                  209,000
Nineteenth
Twentieth
Twenty-First and
  thereafter                          As agreed to by the
                                      General Partners at that
                                      time or as it shall
                                      continue to escalate at
                                      the same rate


* Refers to 12-month periods measured relative to the Term Loan Date (commencing as of the first day of the first full calendar month after the Term Loan Date). For example, "First" means the first 12-month period after the Term Loan Date, "Second" means the second 12-month period following the Term Loan Date, etc.

                                   Exhibit D

                                  Tranche Thresholds
                                  ------------------
Year                            Tranche 1 Threshold           Tranche 2 Amount

1992                            $  *                                $  *
1993                                   2,916,000                     224,000
1994                                     782,000                      60,000
1995                                     248,000                      19,000
1996                                   1,593,000                     123,000
1997                                   4,450,000                     342,000
1998                                   4,839,000                     372,000
1999                                   5,480,000                     422,000
2000                                   8,683,000                     668,000
2001                                  11,030,000                     848,000
2002                                  13,661,000                   1,051,000
2003                                  12,937,000                     995,000
2004                                  12,472,000                     959,000
2005                                  15,755,000                   1,212,000
2006                                  17,375,000                   1,337,000
2007                                  18,931,000                   1,456,000
2008                                  11,764,000                     905,000
2009                                  14,089,000                   1,084,000
2010                                   5,458,000                     420,000
2011                                   3,746,000                     288,000
2012                                   1,569,000                     121,000

     * The figures set forth in this Exhibit D are based on a 20-year Pro forma Statement of Operations and Cash Flow for the Partnership (the "Projection") which assumes the occurrence of the Term Loan Date on January 1, 1993 and the consequent computation and distribution of Available Cash commencing from and after that date. The Partners have agreed that the Term Loan Date is likely to occur before January 1, 1993 and, accordingly, that the Projection and the resulting Tranche 1 Threshold and Tranche 2 Amount (collectively, the "Tranches") will be revised solely to reflect the actual Term Loan Date. Thus, the period of the revised Projection (the "Revised Projection") and the corresponding Tranches (the "Revised Tranches") will extend over 21 calendar years, including a period commencing on the Term Loan Date and ending on December 31, 1992.

     The revision will establish Tranches for 1992 based on the computation of a daily net cash flow figure derived from the annual Before Tax Cash Flow shown in the Projection for 1993. For this purpose, the projected 1993 Before Tax Cash Flow will be adjusted (the "1993 Adjusted Cash Flow") by increasing Before Tax Cash Flow by (x) 5% of those items of expense that are subject to annual inflation increases in the Projection and (y) all projected debt service payments on the Term Loan. "Estimated 1992 Cash Flow" will be the amount determined by dividing Adjusted 1993 Cash Flow by 365, multiplying the quotient by the number of days from the Term Loan Date to and including December 31, 1992, and subtracting from the product an amount equal to the aggregate of the scheduled debt service payments on the Term Loan during 1992 (based on the interest rate assumed in the Projection for 1993). The Tranche 1 Threshold for 1992 `will be the Estimated 1992 Cash Flow, and the Tranche 2 Amount for 1992 will be 7.69% of the Tranche 1 Threshold for 1992.

     With respect to 1993 and subsequent years, the Revised Projection will be determined by revising the Projection solely to substitute the actual schedule of debt service payment dates under the Term Loan for the schedule assumed in the Projection; thus, if the Term Loan Date is earlier or later than January 1, 1993, the entire schedule of debt service in the Projection will be shifted backward or forward in the Revised Projection to coincide with the scheduled dates of principal repayment. The Revised Tranches for 1993 and each subsequent year will be calculated based on the projected Before Tax Cash Flow for each year in the Revised Projection, in the manner provided in the last sentence of the preceding paragraph.

     The Managing General Partner has provided the Developer General Partner with a copy of the Projection, initialled by its Vice President for identification. Promptly following the Term Loan Date, the Managing General Partner shall prepare a proposed Revised Projection and corresponding Revised Tranches, utilizing the assumptions underlying the Projection and modified only as indicated above, and shall deliver copies thereof to the Developer General Partner. The Revised Trenches as so prepared shall be binding and conclusive unless the Developer General Partner shall object thereto by notice given to the Managing General Partner within 30 days after such delivery. If the General Partners are unable to resolve such objection within 30 days after such notice, the matter shall be resolved by arbitration in the manner provided in Section 4.1(h). Upon determination of the Revised Tranches in accordance with the foregoing, the Revised Tranches shall be substituted for this Exhibit D, effective as of the Term Loan Date.

                                   Exhibit E
                                   [Deleted]

                                   Exhibit F
                        List of Agreements and Permits
                        ------------------------------

  1. Assignment and Assumption Agreement, dated November 30, 1990, between Orange Development and the Partnership, relating to that certain Agreement for power sales (the "NIMO Power Purchase Agreement"), dated September 19, 1986, between Gas Alternative Systems, Inc. ("GAS") and Niagara Mohawk Power Corporation ("NIMO").

  2. Assignment and Assumption Agreement, dated April 6, 1988, between Gas and Orange Development, relating to the NIMO Power Purchase Agreement.

  3.   Amendment, dated April 7, 1989, to NIMO Power Purchase Agreement.

  4. Steam Contract, dated February 27, 1990, between the Partnership and Syracuse University (the "University") (the "Steam Contract").

  5.   Amendment, dated as of December 31, 1990, to the Steam Contract.

  6. Operating Agreement, dated February 27, 1990, between the University and the Partnership (the "Operating Agreement").

  7.   Amendment, dated as of December 31, 1990, to the operating Agreement.

  8. Lease Agreement, dated February 27, 1990, between the University and the Partnership (the "Lease Agreement").

  9.   Amendment, dated as of December 31, 1990, to the Lease Agreement.

  10. Amendatory Letter, dated May 1, 1990, amending the Steam Contract, the Operating Agreement and the Lease Agreement.

  11. Amendatory Letter, dated June 22, 1990, amending the Steam Contract and Lease Agreement.

  12. Amendatory Letter, dated August 29, 1990, amending the Steam Contract and Lease Agreement.

  13. Letter Agreement, dated January 18, 1991, between Becon Construction Company ("Becon") and the Partnership regarding the conditions upon which that certain (i) Cogeneration Facility Turnkey Construction Contract, dated as of August 17, 1988, between Orange Development and Becon, as assigned by Orange Development to the Partnership, and as amended by Amendment No. 1, dated May 17, 1990, and Amendment No. 2, dated May 31, 1990, and (ii) Operation and Maintenance Agreement, dated as of August 17, 1989, between Orange Development and Becon, as assigned by Orange Development to the Partnership, and as amended by Amendment No. 1, dated May 31, 1990, would be terminated.

  14. Assignment and Assumption Agreement, dated November 16, 1988, between GAS and the Partnership, relating to that certain Agreement for Engineering Services;, dated January 15, 1985, between GAS and O'Brien & Gere Engineers, Inc.

  15. Restated Gas Sales and Purchase Agreement restating the Gas Purchase Agreement, dated March 18, 1991, between the partnership and Noranda (the "Restated Gas Purchase Agreement").

  16. Two Side Letter Agreements, dated as of January 3, 1991, between the Partnership and Century, clarifying and amending the Century Construction Contract.

  17. Amended and Restated Cogeneration Facility Turnkey Construction Contract, dated as of April 5, 1991, between the Partnership and Century (the "Restated Facility Construction Contract").

  18. Firm Natural Gas Transportation Agreement, dated March 29, 1991, between Tennessee Co. and the Partnership (the "Tennessee Firm Natural Gas Transportation Agreement").

  19. Letter of Credit Drawing Agreement, dated March 29, 1991, between Tennessee Co. and the Partnership.

  20. Agreement of Limited Partnership of the Partnership, dated May 23, 1988 (the "Partnership Agreement").**

  21.  Certificate of Limited Partnership of Orange Partners dated May 12, 1988.

  22. Assignment and Assumption Agreement, dated January 15, 1990, between Orange Development and the Partnership, relating to the Certificate of Environmental Compatibility and Public Need granted to Orange Development pursuant to the New York State Public Service Commission ("PSC") Opinion No. 89-17, dated June 5, 1989.

  23. Right of Way Agreement, dated as of November 1, 1990, between Tennessee Co. and the Partnership.

  24. Consent to Cross Easement, dated December 10, 1990, between the Dormitory Authority of the State of New York and the Partnership.

  25. Indicative proposal, dated July 24, 1990, for Project financing of up to $220,500,000 by ABN (the "Term Sheet").

  26. Letter, dated July 31, 1990, from AEN to the Partnership converting the Term Sheet into a commitment.

  27. Settlement Agreement dated March 21, 1991, among the Partnership, Orange Development, Asea Brown Boveri Inc., and ABB Power Generation Inc.

  28. Consulting Agreement, dated as of April 4, 1991, between Entek Research, Inc. and the Partnership.

  29. Letter Agreements with those claimants listed on Exhibit H to this Agreement (excluding Donaldson, Lufkin & Jenrette Securities Corporation and Kronish, Lieb, Weiner & Hellman ("Kronish, Lieb")), regarding of amounts owed to each claimant and terms of delivering that claimant's release from escrow.

  30. Agreement, dated April 5, 1991, between Kronish, Lieb, on its own behalf and on behalf of Kronish Lieb Orange Partners, L.P., and Adam H. Victor, on his own behalf and on behalf of GAS, Orange Partners, and Orange Development regarding selection of a dispute resolution process and providing for an interim sharing arrangement.

  31. Partial Release and Subordination Agreement, dated as of April 5, 1991, by and among Kronish, Lieb, Agent, the Partnership and Kronish, Lieb Orange Partners, L.P.

  32. Agreement, dated April 5, 1991, between the Partnership, the City of Syracuse and the Syracuse Housing Authority, relating to a community center near the Project.

                                    Permits
                                    -------

  1. PSD permit issued December 18, 1989 to the Partnership by the New York State Department of Environmental Conservation ("DEC") (the "PSD Permit").

  2. Extension of the PSD Permit issued to the Partnership, dated November 27, 1990.

  3. FERC Order, issued June 29, 1988, granting certification as a qualifying cogeneration facility to Orange Development.

  4. Notice, dated September 25, 1989, submitted by Orange Development to FERC regarding self-recertification of qualifying status for a cogeneration facility.

  5. Supplementary letter to FERC dated October 3, 1989 regarding correction to Notice of self recertification.

  6. State Environmental Quality Review Findings Statement, dated January 21, 1990, certifying that the City of Syracuse, as lead agency, has met the requirements of Article 8, New York State Environmental Conservation Law and 6 N.Y.C.R.R. Part 617 in its review of the Syracuse Cogeneration Project.

  7. United States of America Department of Energy ("DOE") Order No. 274, dated October 17, 1988, granting Orange Development conditional authority to import natural gas from Canada.

  8. Amendment to DOE Order No. 274, dated December 19, 1988, approving transfer to the Partnership of conditional authority under Order No. 274.

  9. DOE Order No. 274-A, dated January 16, 1990 granting authorization to import natural gas from Canada using existing facilities.

  10. DOE Order No. 425, dated September 29, 1990, granting authorization to import natural gas from Canada.

  11. New York State Public Service Commission ("PSC") Opinion No. 89-17, dated June 5, 1989, granting Certificate of Environmental Compatibility and Public Need (the "Certificate") to Orange Development.

  12. PSC Order, issued and effective as of November 13, 1989, approving transfer of Certificate to the Partnership and exempting the Partnership from regulation as a "gas corporation."

  13. Letter, dated January 17, 1990, from John Dax to the PSC advising them of transfer of Certificate to the Partnership.

  14. PSC Order, issued November 30, 1990, setting a new date for the filing of the Environmental Management and Construction Plan for the pipeline.

  15. Self-Certification by Orange Development, dated May 3, 1988, filed with the DOE pursuant to the Power Plant Industrial Fuel Use Act ("PPIFUA").

  16. Revised Self-Certification by Orange Development under PPIFUA, dated May 24, 1988.

  17. PSC Order, issued July 7, 1987 (Case 29292), approving the Power Purchase Contract.

  18. PSC Order, issued January 26, 1988 (Case 29292), conditioning revised approval of the Power Purchase Contract (which requires submission to PSC of all final environmental permits and a description of the environmental impacts of the facility).

  19. Notice by GAS to the PSC, dated February 12, 1988, relating to acceptance of the terms and conditions of the PSC Order issued January 26, 1988 (Case 29292).

  20.  Notice by GAS to the PSC, by letter, dated April 22, 1988, relating to
       (i) plans to construct a facility of 80 MW net electric power generation capacity, (ii) the assignment of GAS' interest under the Power Purchase Contract to Orange Development, and (iii) plans that Orange Development will assign its interest under the Power Purchase Contract to a limited partnership.

  21. Notice by the PSC, dated July 10, 1989, approving amendment of April 7, 1989 to Power Purchase Contract.

  22. Letter, dated November 5, 1990, from PSC to the Partnership's counsel stating that all conditions capable of being satisfied prior to operation of the facility have been satisfied.

  23. Permits from Onondaga County Department of Transportation to install pipeline within the public right of way of Sentinel Heights Road, Lafayette Road and Rock Cut Road.

  24. Permit or License, dated April 4, 1991, issued by the City of Syracuse to the Partnership (and currently being held in escrow by Kronish, Lieb until the Initial Funding Date) regarding street crossings.

  __________________
  **  Superseded by this Agreement.

                                   Exhibit G

                               Legal Proceedings
                               -----------------

  1. Proceeding presently before the New York State Public Service Commission (the "PSC") regarding Guarantor's Application (filed March 15, 1991) to amend the Certificate of Environmental Compatibility and Public Need issued by the PSC pursuant to Opinion No. 89-17.

  2. Proceeding presently before the PSC regarding approval of the Environmental Management and Construction Plan ("EM&CP") which was submitted by the Guarantor on March 15, 1991.

  3. Phase II EM&CP proceedings to be instituted upon Phase II filings with the PSC.

  4. Proceeding presently before the United States Department of Energy ("DOE") regarding Guarantor's Application (filed March 22, 1991) to Amend DOE Order No. 425.

  5. Possible action by Donaldson, Lufkin & Jenrette Securities Corporation against the Guarantor for a claim estimated to be $2,870,000.

  6. Possible arbitration involving Orange Partners, Orange Development and Kronish, Lieb, Weiner & Hellman regarding legal fees (if not settled pursuant to the agreement between them).

  7. Other right of way and permit applications or proceedings contemplated by Exhibits to the Financing Agreement.

                                   Exhibit H

                                 List of Claims
                                 --------------

  1. Claim, as of the Initial Funding Date, by Brown, Williams, Quinn & Chinn, Inc., in the amount of $50,000.*

  2. Claim, as Of the Initial Funding Date, by Bower & Gardener, in the amount of $89,950.*

  3. Claim, as of the Initial Funding Date, by Pepper Hamilton & Scheetz, in the amount of $9,890.*

  4. Claim, as of the Initial Funding Date, by Hodgson, Russ, Andrews, Woods & Goodyear in the amount of $8,436.25.*

  5. Claim, as of the Initial Funding Date, by Holden Day Wilson, in the amount of $25,847.29.*

  6. Claim, as of the Initial Funding Date, by Barclays Bank PLC, in the amount of $339,662.*

  7. Claim, as of the Initial Funding Date, by the Estate of Charlene Victor, in the amount of $70,000.*

  8. Claim, as of the Initial Funding Date, by the Estate of Alfred Bruggeman, in the amount of $50,000.*

  9. Claim, as of the Initial Funding Date, by AEB Power Generation, Inc., in the amount of $700,000.*

  10. Claim, as of the Initial Funding Date, by Syracuse University, in the amount of $12,500.*

  11. Claim, as of the Initial Funding Date, by Perelson, Johnson & Rones, P.C., in the amount of $160,000.

  12. Claim, as of February 28, 1991, by Cohen and Dax, in the amount of $243,361.34.+

  13. Claim, as of February 28, 1991, by Nixon, Hargrave, Devans & Doyle, in the amount of $140,301.60.+

  14. Claim, as of the Initial Funding Date, by Douglas C. Corbett, Esq., in the amount of $52,750.16.*

  15. Claim, as of the Initial Funding Date, by Entek Research, Inc., in the amount of $750,000.++

  16. Claim, as of the Initial Funding Date, by Irwin Margiloff, in the amount of $22,000.*

  17. Claim, as of the Initial Funding Date, by KPMG Peat Marwick, in the amount of $9,900.*

  18. Claim, as of the Initial Funding Date, by Bizar Shustak, Martin & Schneider, in the amount of $120,000.*

  19. Claim, as of the Initial Funding Date, by the New York State Energy Research Development Authority, in the amount of $480,000.*

  20. Claim, as of the Initial Funding Date, by LFC Energy Resources in right of Cogeneration Capital Associates, in the amount of $50,000.*

  21. Claim, as of the Initial Funding Date, by Donaldson Lufkin & Jenrette Securities Corporation estimated to be $2,870,000.

  22. Claim, as of the Initial Funding Date, by O'Brien & Gere Engineers, Inc., in the amount of $l,000,000.*

  23. Claim, as of the Initial Funding Date, by Tenneco Gas, in the amount of $2,120.*

  24. Claim, as of the Initial Funding Date, by Kronish, Lieb, Weiner & Heilman, in the amount of $67,500 for loans.

  25. Claim, as of the Initial Funding Date, by Abe Reingold, in the amount of $25,000.

  26. Claim, as of the Initial Funding Date, by the Estate of Leonard Miller, in the amount of $15,000.

  27. Claim, as of the Initial Funding Date, by Becon Construction Company, in the amount of $1,000,000.

  28. Claim, as of April 30, 1991, by Century Contractors West, Inc. ("Century"), in the amount of $90,000 for advances made pursuant to the that certain letter agreement, dated as of January 3, 1991, between Century and the Partnership.

  29. Claim, as of April 5, 1991, by McKenzie, Smith, Lewis, Michell & Hughes, in an amount at least equal to $9,800.+

  30. Claim, as of the Initial Funding Date, by Kronish, Lieb, Weiner & Hellman, in an indeterminate amount, for legal fees. +

  31.  Claim, by Syracuse University for fees of Bond, Schoeneck & King in the
       amount of $  **    for certain legal services rendered pursuant to
                    --
       Article IV and Article VI of the Steam Contract.

  32. Claim, as of the Initial Funding Date, by Hiscock & Barclay for legal fees in an amount estimated at $80,000.

  33. Claim by Consolidated Rail Corporation, as of April 5, 1991, for an estimated $2,500.

  _____________________
  + Claim will continue to increase until the Initial Funding Date because services are still being rendered. There is however a $300,000 cap on claim by Cohen and Dax.

  ++ $500,000 will be paid on the Initial Funding Date. The balance will be paid and/or extinguished at Term Loan Date in accordance with the terms of the Financing Agreement.

  * Amount of Claim is based on a release (the "Releases") received and currently being held in escrow by Kronish, Lieb, Weiner & Hellman. The claimant may demand return of its Release at any time prior to the Initial Funding Date.

  **  To be provided prior to the Initial Funding Date.